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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Halcón Resources Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Halcón Resources Corporation
1000 Louisiana St., Suite 6700
Houston, Texas 77002
Telephone (832) 538-0300

Annual meeting of stockholders
to be held on May 22, 2014

April 15, 2014

Dear Stockholder:

        You are cordially invited to attend Halcón Resources Corporation's 2014 annual meeting of stockholders on Thursday, May 22, 2014, at 10:00 a.m., Central Daylight Time, to be held at the Wells Fargo Plaza Auditorium, 1000 Louisiana St., Houston, Texas 77002.

        The attached notice of annual meeting and the proxy statement describe the matters to be acted upon during the annual meeting. In addition, there will be a report on the state of Halcón's business and an opportunity for you to ask questions of Halcón's management.

        You may vote your shares by Internet or by telephone using the instructions on the proxy card, or by completing, signing, dating and returning the proxy card, or by voting your shares in person at the meeting. The proxy card describes your voting options in more detail. If you need assistance, please contact Scott Zuehlke, Vice President, Investor Relations, at (832) 538-0314. Our annual report on Form 10-K for the fiscal year ended December 31, 2013 accompanies the proxy materials.

        The annual meeting gives us an opportunity to review Halcón's results and discuss the steps Halcón has taken to position itself for the future. We appreciate your ownership of Halcón common stock, and I hope you will be able to join us at the annual meeting.

Sincerely,

Floyd C. Wilson Chairman of the Board of Directors and Chief Executive Officer

Halcón Resources Corporation
1000 Louisiana St., Suite 6700
Houston, Texas 77002
Telephone (832) 538-0300

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2014

        Notice is hereby given that the annual meeting of stockholders of Halcón Resources Corporation will be held on Thursday, May 22, 2014 at 10:00 a.m., Central Daylight Time, at the Wells Fargo Plaza Auditorium, 1000 Louisiana St., Houston, Texas 77002, for the following purposes:

  1.
  To elect four directors to our board of directors to serve as Class A directors to serve until the 2017 meeting of stockholders in accordance with our bylaws;

  2.
  To approve an amendment to Article Four of our Amended and Restated Certificate of Incorporation to increase our authorized common stock by 670,000,000 shares to a total of 1,340,000,000 shares;

  3.
  To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent registered public accountant for the fiscal year ending December 31, 2014; and

  4.
  To transact such other business as may properly come before the annual meeting or any adjournment thereof.

        The board of directors has approved the close of business on March 27, 2014, as the record date for determining the stockholders of Halcón entitled to notice of, and to vote at, the annual meeting and any adjournment or postponement thereof. Only stockholders of record at the close of business on the record date are entitled to notice of, and to vote at, the meeting. A complete list of our stockholders entitled to vote at the meeting will be available for examination at our offices in Houston, Texas during ordinary business hours for a period of ten (10) days prior to the annual meeting.

        All stockholders are cordially invited to attend the meeting. You may vote your shares by Internet or by telephone using the instructions on the proxy card, or by completing, signing, dating and returning the proxy card, or by voting your shares in person at the meeting. If you attend the meeting, and if you so choose, you may withdraw your proxy and vote in person. If your shares are held in "street name" by your broker or other nominee, only that holder can vote your shares and the vote cannot be cast for any proposal, except for the ratification of our independent registered public accounting firm, unless you provide instructions to your broker. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares. Please review the proxy statement accompanying this notice for more complete information regarding the matters to be voted on at the meeting. You may revoke your proxy at any time before it is voted.

By order of the Board of Directors of
Halcón Resources Corporation:

Floyd C. Wilson
Chairman of the Board of Directors and Chief Executive Officer

April 15, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2014 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 22, 2014

        Halcón's Proxy Statement for the 2014 Annual Meeting of Stockholders and the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available at http://investors.halconresources.com/annual-proxy.cfm.

i

Halcón Resources Corporation
1000 Louisiana St., Suite 6700
Houston, Texas 77002
Telephone (832) 538-0300

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 22, 2014

GENERAL INFORMATION

        These proxy materials are furnished to you in connection with the solicitation of proxies by the board of directors of Halcón Resources Corporation, a Delaware corporation (referred to in this proxy statement as Halcón, the Company, we, us, or our), for the annual meeting of our stockholders to be held on Thursday, May 22, 2014 at 10:00 a.m., Central Daylight Time, at the Wells Fargo Plaza Auditorium, 1000 Louisiana St., Houston, Texas 77002. The proxies also may be voted at any adjournments or postponements of the annual meeting.

Voting and Revocation of Proxies

        If you provide specific voting instructions, your shares will be voted as you instruct. Whether you hold shares directly as a stockholder of record, or beneficially in street name, you may direct how your shares are voted at the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy or by voting in person at the annual meeting, and if you hold your shares in street name, you may vote by submitting voting instructions to your broker or trustee or nominee. You may cast your vote by proxy as follows:

  •
  By Internet—you may vote using the Internet at www.proxyvote.com. Simply follow the instructions on the proxy card;

  •
  By telephone—you may vote by calling 1-800-690-6903 and follow the voice prompts; or

  •
  By mailing the proxy card—you may vote by completing, signing, dating and mailing the enclosed proxy card in the enclosed pre-addressed postage-paid envelope.

        Unless you otherwise direct in your proxy, the individuals named in the proxy card will vote the shares represented by such proxy in accordance with the recommendations of our board unless otherwise indicated. If you hold your shares in street name, please refer to the proxy card forwarded by your bank, broker, or other nominee to see which voting options are available to you and for directions on how to vote. If you vote by Internet or by telephone, you need not return your proxy card. Proxies granted by telephone or over the Internet, in accordance with the procedures set forth on the proxy card, will be valid under Delaware law.

        If you sign the proxy card of your broker, trustee or other nominee but do not provide voting instructions, your shares will not be voted unless your broker, trustee or other nominee has discretionary authority to vote. When a broker, trustee, or other nominee holding shares for a beneficial owner is unable to vote on a particular proposal because the broker does not have discretionary authority to vote in the absence of timely instructions from the beneficial owner, this is referred to as a "broker non-vote." Out of the three proposals that will be brought to a vote at our annual meeting, brokers will have discretionary voting authority only with respect to the ratification of the appointment of our independent registered public accountant. It is therefore very important that you indicate on the proxy card of your broker how you want your shares to be voted in the election of the four director nominees named in this proxy statement and with respect to the amendment to our amended and restated certificate of incorporation.

        The board of directors is not aware of any business to be brought before the annual meeting other than as indicated in the notice of annual meeting of stockholders. If any other matter does come before the meeting, the persons named in the proxy card will vote the shares represented by the proxy in his or her best judgment.

        Revocation of Proxy.    A proxy may be revoked by a stockholder at any time prior to it being voted by:

  •
  delivering a revised proxy (by one of the methods described above) bearing a later date;

  •
  voting in person at the annual meeting; or

  •
  notifying our Corporate Secretary of the revocation in writing at our address set forth above in time to be received before the annual meeting.

        Attendance at the meeting alone will not effectively revoke a previously executed and delivered proxy. If a proxy is properly executed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions from the stockholder. If the proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of our board of directors.

        If your shares are held in an account at a broker or other nominee, you should contact your broker or other nominee to change your vote.

        Record Date and Vote Required for Approval.    The record date with respect to this solicitation is March 27, 2014. All holders of record of our common stock as of the close of business on March 27, 2014 are entitled to vote at the annual meeting and any adjournment or postponement thereof for which a new record date has not been established. As of March 27, 2014, we had 420,522,139 shares of common stock outstanding. Each share of common stock is entitled to one vote. Our stockholders do not have cumulative voting rights. In accordance with our bylaws, the holders of a majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy, shall constitute a quorum at the annual meeting. If a quorum is not present at the annual meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is our intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting. The place and date to which the annual meeting would be adjourned would be announced at the meeting, but would in no event be expected to be more than 30 days after the date of the annual meeting.

        Assuming that a quorum is present, the affirmative vote of a plurality of the votes cast is required for the election of directors at the annual meeting. This means that the director nominees receiving the most affirmative votes are elected for the available board positions. Any shares not voted (whether by withholding the vote, broker non-vote or otherwise) have no impact in the election of directors.

        The vote to approve an amendment to our amended and restated certificate of incorporation to increase our authorized common stock by 670,000,000 shares to a total of 1,340,000,000 shares will require the affirmative vote of holders of a majority of the outstanding shares of our common stock. Abstentions and broker non-votes will have the same effect as a vote "against" this proposal.

        Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountant requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the meeting and entitled to vote on this matter.

        Proxy Solicitation.    We will bear all costs relating to the solicitation of proxies. We have retained Georgeson Inc. to aid in the solicitation of proxies, at an estimated cost of $10,000 plus reimbursement of out-of-pocket expenses, custodial charges in connection with payment by Georgeson of charges of brokers and banks on our behalf, and additional charges which may be incurred in connection with the solicitation of proxies by telephone. Proxies may also be solicited by officers, directors and employees personally, by mail, or by telephone, facsimile transmission or other electronic means. On request, we will pay brokers and other persons holding shares of stock in their names or in those of their nominees, which in each case are beneficially owned by others, for their reasonable expenses in sending soliciting material to, and seeking instructions from, their principals.

        Submission of Stockholder Proposals.    The deadline for submitting stockholder proposals for inclusion in our 2015 proxy statement and form of proxy for our annual meeting in 2015 is December 11, 2014. See "Submission of Stockholder Proposals for Our 2015 Annual Meeting of Stockholders" below for additional information.

        We will provide to any stockholder, without charge and upon written request, a copy (without exhibits, unless otherwise requested) of our annual report on Form 10-K as filed with the SEC for our fiscal year ended December 31, 2013. Any such request should be directed to Scott Zuehlke, Vice President, Investor Relations at 1000 Louisiana St., Suite 6700, Houston, Texas 77002, telephone number: (832) 538-0314. The annual report to the stockholders on Form 10-K for the fiscal year ended December 31, 2013 accompanying this proxy statement is not part of the proxy solicitation materials.

OUR BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors

        Our business and affairs are managed under the direction of our board of directors, or board. Our bylaws specify that we shall not have less than one nor more than fifteen directors, and our board currently has twelve members. Under our bylaws, each director holds office until the annual stockholders' meeting at which such director's class stands for re-election and until the director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal. Our certificate of incorporation provides that our board of directors is classified into three classes: Class A, Class B and Class C, each class having a three-year term of office.

        On February 8, 2012, HALRES LLC (formerly Halcón Resources, LLC), a newly-formed limited liability company led by Floyd C. Wilson, recapitalized us with a $550.0 million investment structured as the purchase of $275.0 million in new common stock, a $275.0 million five-year 8.0% convertible note and warrants for the purchase of an additional 36.7 million shares of our common stock at an exercise price of $4.50 per share. We refer to this transaction as the "Recapitalization." As described below, several of our current board members as well as our Chief Executive Officer and Chief Financial Officer were appointed in connection with the Recapitalization.

        In connection with the closing of the Recapitalization, Floyd C. Wilson, Tucker S. Bridwell, James W. Christmas, Thomas R. Fuller, James L. Irish III, E. Murphy Markham IV, David B. Miller, Daniel A. Rioux, Stephen P. Smiley and Mark A. Welsh IV, were appointed as directors. In August 2012, Mr. Vlasic was appointed to our board of directors. In December 2012, Mr. Markham resigned from our board of directors and Kevin E. Godwin and David S. Hunt were appointed to our board of directors.

        Also in connection with the closing of the Recapitalization, our newly appointed board of directors appointed Floyd C. Wilson as Chief Executive Officer and President and Mark J. Mize as Executive Vice President, Chief Financial Officer and Treasurer. In the months that followed, our board of directors appointed several additional executive officers, including Stephen W. Herod as our new President, and other members of senior management.

        As discussed more fully below under "Proposal 1—Election of Directors," four of our current directors, James W. Christmas, Thomas R. Fuller, David B. Miller and Michael A. Vlasic have been nominated for re-election at our 2014 annual meeting because of the expiration of the term of their class, Class A, on our board of directors.

        The following table sets forth the names and ages of all current directors, the positions and offices with us held by such persons, the years in which their current terms as directors expire and the length of their continuous service as a director:

Name	Director Since	Age	Position	Expiration of Term
Floyd C. Wilson	Feb. 2012	67	Chairman of the Board and Chief Executive Officer	2016
Tucker S. Bridwell	Feb. 2012	62	Director	2015
James W. Christmas	Feb. 2012	66	Director	2014
Thomas R. Fuller	Feb. 2012	66	Director	2014
Kevin E. Godwin	Dec. 2012	47	Director	2015
David S. Hunt	Dec. 2012	51	Director	2015
James L. Irish III	Feb. 2012	69	Lead Director	2016
David B. Miller.	Feb. 2012	64	Director	2014
Daniel A. Rioux	Feb. 2012	46	Director	2016
Stephen P. Smiley	Feb. 2012	65	Director	2016
Michael A. Vlasic	Aug. 2012	53	Director	2014
Mark A. Welsh IV	Feb. 2012	34	Director	2015

        Floyd C. Wilson became our Chairman and Chief Executive Officer in February 2012 as a result of the Recapitalization. Prior to February 2012, he was President of HALRES LLC, an oil and natural gas company that he founded in October 2011. Mr. Wilson served as Chairman of the Board and Chief Executive Officer of Petrohawk Energy Corporation from May 25, 2004 until BHP Billiton acquired Petrohawk for $15.1 billion, including assumed debt, in August 2011. Mr. Wilson also served as President of Petrohawk from May 25, 2004 until September 8, 2009. Prior to May 25, 2004, he was President and Chief Executive Officer of PHAWK, LLC which he founded in June 2003. Mr. Wilson was the Chairman and Chief Executive Officer of 3TEC Energy Corporation from August 1999 until its merger with Plains Exploration & Production Company in June 2003. Mr. Wilson founded W/E Energy Company L.L.C., formerly known as 3TEC Energy Company L.L.C. in 1998 and served as its President until August 1999. Mr. Wilson began his career in the energy business in Houston, Texas in 1970 as a completion engineer. He moved to Wichita, Kansas in 1976 to start an oil and gas operating company, one of several private energy ventures which preceded the formation of Hugoton Energy Corporation in 1987, where he served as Chairman, President and Chief Executive Officer. In 1994, Hugoton completed an initial public offering and was merged into Chesapeake Energy Corporation in 1998.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Wilson's contributions to the board, determined that his role as the Company's Chief Executive Officer, his experience in the energy industry and his many years of service as a director and chief executive officer of oil and natural gas exploration and production companies provide significant contributions to the Company's board of directors.

        Tucker S. Bridwell became a director in February 2012 as a result of the Recapitalization. Mr. Bridwell served as a director of Petrohawk Energy Corporation from May 2004 until December 2010. Mr. Bridwell has been the President of Mansefeldt Investment Corporation and the Dian Graves Owen Foundation since September 1997 and manages investments in both entities. He has been in the energy business in various capacities for over 27 years, focusing on oil and gas private equity and public oil and gas investments with extensive experience in managing both public and private energy companies. Mr. Bridwell is a Certified Public Accountant and has practiced public accountancy, specializing in oil and gas. He earned a Bachelor of Business Administration degree and a Master of Business Administration degree from Southern Methodist University. He has also served on the audit committees of numerous businesses, including Petrohawk and non-profit organizations. Currently, he serves on the board of directors of Concho Resources, Inc. and First Financial Bankshares, Inc. He is

also Lead Director and Chairman of the Nominating and Corporate Governance Committee of First Financial Bankshares, Inc. Mr. Bridwell previously served as Chairman of First Permian, LLC from 2000 until its sale to Energen Corporation in April 2002.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Bridwell's contributions to the board, determined that his experience in accounting, investing and management provide significant contributions to the Company's board of directors.

        James W. Christmas became a director in February 2012 as a result of the Recapitalization. Mr. Christmas began serving as a director of Petrohawk Energy Corporation on July 12, 2006, effective upon the merger of KCS Energy, Inc. ("KCS") into Petrohawk. He continued to serve as a director, and as Vice Chairman of the Board of Directors, for Petrohawk until BHP Billiton acquired all of Petrohawk in August 2011. He also served on the Audit Committee and the Nominating and Corporate Governance Committee. Currently, Mr. Christmas serves as a member of the Board of Directors of Petrohawk, a wholly-owned subsidiary of BHP Billiton, and as chair of the Financial Reporting Committee of such board. He also serves on the Advisory Board of the Tobin School of Business of St. John's University. Mr. Christmas serves as a director of Rice Energy, as chairman of its audit committee and a member of its compensation committee, and as a director and member of the audit committee of Yuma Energy. He served as President and Chief Executive Officer of KCS from 1988 until April 2003 and Chairman of the Board and Chief Executive Officer of KCS until its merger into Petrohawk. Mr. Christmas was a Certified Public Accountant in New York and was with Arthur Andersen & Co. from 1970 until 1978 before leaving to join National Utilities & Industries ("NUI"), a diversified energy company, as Vice President and Controller. He remained with NUI until 1988, when NUI spun out its unregulated activities that ultimately became part of KCS. As an auditor and audit manager, controller and in his role as CEO of KCS, Mr. Christmas was directly or indirectly responsible for financial reporting and compliance with SEC regulations, and as such has extensive experience in reviewing and evaluating financial reports, as well as in evaluating executive and board performance and in recruiting directors.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Christmas's contributions to the board, determined that his prior experience as an executive and director and his past audit, accounting and financial reporting experience provide significant contributions to the Company's board of directors.

        Thomas R. Fuller became a director in February 2012 as a result of the Recapitalization. Mr. Fuller served as a director at Petrohawk Energy Corporation from March 6, 2006 until BHP Billiton acquired Petrohawk in August 2011. Mr. Fuller served on Petrohawk's Reserves Committee and was the Chairman of the Nominating and Corporate Governance Committee. Since December 1988, Mr. Fuller has been a principal of Diverse Energy Management Co. (or related "Diverse" companies), a private upstream acquisition, drilling and production company which also invests in other energy-related companies. Mr. Fuller has earned degrees from the University of Wyoming and the Louisiana State University School of Banking of the South and is a Registered Professional Engineer in Texas. He has 43 years of experience as a petroleum engineer, specializing in economic and reserves evaluation. He has served as an employee, officer, partner or director of various companies, including ExxonMobil, First City National Bank, Hillin Oil Co., Diverse Energy Management Co. and Rimco Royalty Partners. Mr. Fuller also has extensive experience in energy-related merger and acquisition transactions, having generated and closed over 90 producing property acquisitions during his career. As a primary lending officer to many independent energy companies, Mr. Fuller has extensive experience in analyzing and evaluating financial, business and operational strategies for energy companies.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Fuller's contributions to the board, determined that his petroleum engineering and energy-related acquisitions and analytical experience provide significant contributions to the Company's board of directors.

        Kevin E. Godwin became a director in December 2012 in connection with the closing of the private placement of common stock to Canada Pension Plan Investment Board. Mr. Godwin currently serves as a Senior Portfolio Manager of Canada Pension Plan Investment Board in its Relationship Investments group, a position he has held since 2008. From 2005 to 2008, Mr. Godwin served as a Principal of Birch Hill Equity Partners L.P. From 1995 to 2005, he worked at TD Securities then TD Capital Group Limited, ultimately serving as Vice President and Director. Mr. Godwin began his professional career in 1989 with ICI Explosives then Stuart Energy serving as a Project Engineer. Mr. Godwin is a graduate of Queen's University (Kingston, Ontario), having received a Bachelor's Degree in Applied Science (Mechanical Engineering) in 1989. He also received a Masters Degree in Business Administration in 1995 from the Richard Ivey School of Business, University of Western Ontario. In 2012, Mr. Godwin received the ICD.D designation from the Institute of Corporate Directors. Mr. Godwin has served on the board of directors of several private companies.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Godwin's contributions to the board, determined that his background in finance and investment provide significant contributions to the Company's board of directors.

        David S. Hunt became a director in December 2012 in connection with the closing of the acquisition of the Williston Basin Assets. Mr. Hunt is the founder and Managing Partner of Genesis Acquisition Partners, L.P., an independent oil and gas acquisition, development and production company headquartered in Dallas, Texas, since 1995. He has been an active investor in the oil and gas exploration, oil service and midstream sectors for more than 25 years. Mr. Hunt has made numerous equity and debt investments in companies ranging from private start-ups to later stage public companies across a number of different industries. Mr. Hunt was a director of Cornerstone Natural Gas, Inc. (AMEX: CGA) from November 1993, when the company emerged from bankruptcy reorganization, until June 1996 when Cornerstone was sold to El Paso Natural Gas Company. Mr. Hunt graduated from the University of Texas with a BA in Business in 1985.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Hunt's contributions to the board, determined that his investment experience in the oil and gas exploration, oil service and midstream sectors, as well as his familiarity with the Company's properties in the Williston Basin provide significant contributions to the Company's board of directors.

        James L. Irish III became a director in February 2012 as a result of the Recapitalization. Mr. Irish served as a director of Petrohawk Energy Corporation from May 25, 2004 until BHP Billiton acquired Petrohawk in August 2011. Mr. Irish served as Petrohawk's Chairman of the Audit Committee and as its Lead Director (Petrohawk's lead independent director). Mr. Irish served as a director of 3TEC Energy Corporation from 2002 until June 2003, and has served as an advisory director of EnCap Investments L.P. since October 2007. For over 30 years, until his retirement in December 2001, Mr. Irish practiced law with Thompson & Knight LLP, a Texas-based law firm that represents multinational and independent oil and gas companies, host government oil and gas companies, large utilities, private power plants, energy industry service companies, refineries, petrochemical companies, financial institutions, and multinational drilling contractors and construction companies. Mr. Irish's practice specialized in the area of energy finance and focused on the representation of insurance companies, pension plan managers, foundations and other financial institutions with respect to their equity and debt oil and gas investments and their related legal, regulatory and structural issues. Mr. Irish has also represented energy companies in connection with project financings, joint ventures, master limited partnerships and similar matters and has represented banks and other financial institutions with issues of revolving credit, project, term and other oil and gas loans. Mr. Irish served as chair of the energy group of Thompson & Knight LLP and was its sole Vice President or Managing Partner for over ten years prior to his retirement. Mr. Irish has been named since 1987 in Corporate Law by The Best Lawyers in America and has been included as a Texas Super Lawyer by Texas Monthly in Energy & Natural Resources and Securities & Corporate Finance.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Irish's contributions to the board, determined that his experience in legal matters, finance and over 30 years of representing energy companies provide a significant contribution to the Company's board of directors.

        David B. Miller became a director in February 2012 as a result of the Recapitalization. Mr. Miller currently serves as a Managing Partner of EnCap Investments L.P. From 1988 to 1996, Mr. Miller served as President of PMC Reserve Acquisition Company, a partnership jointly-owned by EnCap and Pitts Energy Group. Prior to the establishment of EnCap, he served as Co-Chief Executive Officer of MAZE Exploration Inc., a Denver-based oil and gas company he co-founded in 1981. Mr. Miller began his professional career with Republic National Bank of Dallas, ultimately serving as Vice President and Manager of the bank's wholly-owned subsidiary, Republic Energy Finance Corporation. Mr. Miller is a graduate of Southern Methodist University, having received Bachelors and Masters Degrees in Business Administration in 1972 and 1973, respectively. In 2004, Mr. Miller was appointed to the National Petroleum Council, an advisory body to the Secretary of Energy, and he is a member of the Board of Advisors of the Maguire Energy Institute. Additionally, he is a member of the Independent Petroleum Association of America, the Texas Independent Producers and Royalty Owners Association and the Western Energy Alliance. Mr. Miller currently serves on the board of trustees for Southern Methodist University and of the board of directors of several EnCap portfolio companies.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Miller's contributions to the board, determined that his experience in upstream and midstream energy investments and energy-related acquisitions and financing provides significant contributions to the Company's board of directors.

        Daniel A. Rioux became a director in February 2012 as a result of the Recapitalization. Mr. Rioux is a Founder and Managing Partner of Old Ironsides Energy, LLC, an oil and gas investment firm that manages a multi-billion dollar portfolio. From April 2009 to August 2013, Mr. Rioux was Co-President and Chief Executive Officer of Liberty Energy Holdings, LLC. From 2001 to 2008, Mr. Rioux served as Vice President of Liberty Energy Holdings, LLC, where he managed the company's private equity and direct oil and gas working interest portfolios. From 1993 until 2000, Mr. Rioux was employed by Liberty Energy Corporation, a subsidiary of Liberty Energy Holdings, LLC. Mr. Rioux currently serves as a director of Vermilion Cliffs Partners, a Fort Worth, Texas-based exploration and production company, and Axia Energy, LLC, a Denver-based exploration and production company, as well as a manager of Wildcat Midstream Holdings LLC, a company focused on the development, acquisition and operation of gas gathering and midstream oil and gas assets. Mr. Rioux previously served as a Director of Petrohawk Energy Corporation from 2004 to 2006 and as a director of Energy Transfer Equity from 2002 to 2006. He also served as a director of the Independent Petroleum Association of America from 2003 to 2011. Mr. Rioux holds a B.S. in Finance from Bryant College and an M.B.A from Babson College.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Rioux's contributions to the board, determined that his experience in energy banking, finance and service as a director of energy companies provide a significant contribution to the Company's board of directors.

        Stephen P. Smiley became a director in February 2012 as a result of the Recapitalization. Mr. Smiley served as a director of Petrohawk Energy Corporation from April 5, 2010 until BHP Billiton acquired Petrohawk in August 2011. Mr. Smiley served on Petrohawk's Audit Committee and the Nominating and Corporate Governance Committee. Upon his retirement from Hunt Private Equity Group in September 2010, Mr. Smiley founded and is the sole partner of Madison Lane Partners, LLC, an advisory and investment company. Mr. Smiley was the Co-founder and had been President of Hunt Private Equity Group, Inc. since 1996. During his time at Hunt Private Equity Group, he raised and managed a private equity fund to invest in leveraged buyouts and growth financings for various middle market companies. At Hunt Private Equity Group he was also responsible for managing relationships with institutional, family and individual investors, and for sourcing, evaluating, financing and managing the portfolio. Mr. Smiley also serves on the boards of Signature Financial Management, a registered investment adviser where he serves as chair of the Compensation Committee. Before he joined Hunt Private Equity Group, from 1991 to 1995 he co-founded and served as the chief executive officer of Cypress Capital Corporation where he raised and managed a multi-million dollar fund to invest in leveraged buyouts, industry consolidations and growth financings in the middle market. From 1989 to 1991 Mr. Smiley worked in the venture capital group at Citicorp/Citibank, N.A. Mr. Smiley holds a Bachelor of Arts from the University of Virginia and a Master of Business Administration from the College of William and Mary and has 30 years of corporate finance and investing experience and over 20 years of corporate governance experience.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Smiley's contributions to the board, determined that his experience in energy banking, finance and service as a director of other companies provide a significant contribution to the Company's board of directors.

        Michael A. Vlasic became a director in August 2012 as a result of the GeoResources Merger. Immediately prior to his election to the Company's board of directors, Mr. Vlasic had served on the board of directors of GeoResources, Inc. since April 2007. He also served on the board of managers of Southern Bay Energy, LLC from its inception in 2004 until it was acquired by GeoResources in April 2007. He previously was a Director of Texoil, Inc., a company with a class of equity securities registered under the Exchange Act, where he served on its executive committee from 1997 until its sale to Ocean Energy Inc. in 2001. From July 1989 to December 2013 he served as Chief Executive Manager of Vlasic Investments L.L.C. In January 2014 he founded a private investment company, NBT Investments LLC. He is the founder and a Director of MAV Development Company. Mr. Vlasic serves on the board of Bessemer Trust Company and some of its affiliates. He also serves on the investment committee of HV Capital Investors. He is a 1982 graduate of Brown University and holds an MBA from the University of Michigan.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Vlasic's contributions to the board, determined that his industry experience and his previous board experience provide significant contributions to the Company's board of directors.

        Mark A. Welsh IV became a director in February 2012 as a result of the Recapitalization. Mr. Welsh currently serves as a Managing Director of EnCap Investments L.P. Mr. Welsh has 12 years of experience in private equity, including seven years with EnCap. Prior to joining EnCap, Mr. Welsh served as a financial analyst with The Blackstone Group L.P. and as a Vice President with Adam Corporation. Mr. Welsh received a Bachelor of Business Administration degree in Finance from Texas A&M University, where he was recognized with the Brown-Rudder Award as the outstanding graduate in his class. Mr. Welsh serves on the board of directors of several EnCap portfolio companies.

        The Nominating and Corporate Governance Committee, in reviewing and assessing Mr. Welsh contributions to the board, determined that his experience in upstream and midstream energy investments and energy-related acquisitions and financing provides significant contributions to the Company's board of directors.

Meetings of Our Board of Directors and Committees of the Board

        Our board of directors has the responsibility for establishing our broad corporate policies and for our overall performance. However, the board of directors is not involved in our day-to-day operations. The board of directors is kept informed of our business through discussions with our Chairman and Chief Executive Officer and other officers, by reviewing analyses and reports provided to it on a regular basis, and by participating in board of directors and committee meetings. Our board of directors held 14 meetings during 2013, including telephonic meetings, and except for Mr. Miller, all directors attended at least 75% of the total meetings of the board of directors and the committees on which such director served during the fiscal year.

        Our board of directors currently has four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Reserves. Actions taken by our committees are reported to the full board of directors. Each committee conducts an annual evaluation of its duties and is expected to conduct an annual review of its charter. Each committee has authority to retain, set the compensation for, and terminate consultants, outside counsel and other advisers as that committee determines to be appropriate.

        Audit Committee.    The members of our audit committee are James W. Christmas, Kevin E. Godwin, James L. Irish III and Stephen P. Smiley, with Mr. Irish serving as the chairman. Our board of directors has determined that all members of our audit committee are financially literate within the meaning of SEC rules, under the current listing standards of the NYSE and in accordance with our audit committee charter. Our board of directors has also determined that all members of the audit committee are independent, within the meaning of SEC and NYSE regulations for independence for audit committee members, under our corporate governance guidelines, and in accordance with our audit committee charter. The board of directors has also determined that Messrs. Christmas and Smiley are "audit committee financial experts" (as defined in the SEC rules) because they each have the following attributes: (i) an understanding of generally accepted accounting principles in the United States of America ("GAAP") and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements; (iv) an understanding of internal control over financial reporting; and (v) an understanding of audit committee functions. Messrs. Christmas and Smiley have acquired these attributes by their educational backgrounds and by having held various positions that provided relevant experience, as described in their biographical information under "Our Board of Directors and Its Committees—The Board of Directors" above.

        The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and related legal and regulatory compliance. The Audit Committee annually considers the qualifications and evaluates the performance of our independent auditor and selects and engages our independent auditor. The Audit Committee meets quarterly with representatives of the independent auditor and is available to meet at the request of the independent auditor. During these meetings, the Audit Committee receives reports regarding our books of accounts, accounting procedures, financial statements, audit policies and procedures, internal accounting and financial controls, and other matters within the scope of the Audit Committee's duties. The Audit Committee reviews the plans for and the results of audits for us and our subsidiaries. The Audit Committee reviews the independence of the independent auditor, and considers and authorizes the fees for both audit and non-audit services provided by the independent auditor. In 2013, our Audit Committee held eight meetings, including telephonic meetings.

        The written charter adopted by our Audit Committee is available on our website at www.halconresources.com.

        Compensation Committee.    The members of our Compensation Committee are Tucker S. Bridwell, Daniel A. Rioux, Stephen P. Smiley and Michael A. Vlasic, with Mr. Smiley serving as the chairman. Our board of directors has determined that each member of the Compensation Committee meets the NYSE standards for independence, and is a "Non-Employee Director" as defined in Rule 16b-3 under the Exchange Act and an "outside director" as defined for purposes of Section 162(m) of the Internal Revenue Code.

        The Compensation Committee is entrusted with the overall responsibility for establishing, implementing and monitoring the compensation for our executive officers (our chief executive officer, president and each executive vice president, as well as the chief accounting officer and any vice president in charge of reserves or human resources). The Compensation Committee also administers our 2012 Long-Term Incentive Plan, or Plan, and approves restricted stock awards, SAR awards and other stock-based grants for our executive officers. In 2013, our Compensation Committee held eight meetings, including telephonic meetings.

        Our Compensation Committee engaged Longnecker & Associates, Inc. ("Longnecker"), an outside compensation consulting firm, to assist the board of directors and the Compensation Committee in crafting our total compensation program for our executive officers for 2013 and to assist the board of directors in determining compensation for our directors. In connection with its engagement, Longnecker was tasked with, among other things, making recommendations to the Compensation Committee regarding an appropriate compensation peer group, assisting the Compensation Committee in establishing a competitive executive compensation program and making recommendations and providing analysis regarding the compensation of our executive officers, including the named executive officers, discussed below under the heading "Executive Compensation."

        On February 27, 2013, the board of directors approved amendments to the charter of the Compensation Committee to conform the provisions of the charter to newly enacted rules of the NYSE relating to the assessment of independence of Compensation Committee members and compensation consultants engaged by the Compensation Committee, which rules went into effect in July 2013, to re-define the term "Executive Officers" to include the Company's chief executive officer, president, chief accounting officer, each executive vice president, and any vice president in charge of reserves or human resources, and to clarify certain other responsibilities of the Compensation Committee. The current version of the written charter adopted by our Compensation Committee is available on our website at www.halconresources.com.

        Nominating and Corporate Governance Committee.    The members of our Nominating and Corporate Governance Committee are James W. Christmas, Thomas R. Fuller, Daniel A. Rioux and Mark A. Welsh IV, with Mr. Christmas serving as the chairman. Our board of directors has determined that all members of the Nominating and Corporate Governance Committee who currently serve are independent pursuant to the NYSE rules and in accordance with our nominating and corporate governance committee charter.

        Our Nominating and Corporate Governance Committee is responsible for identifying qualified candidates to be presented to our board of directors for nomination as directors, ensuring that our board of directors and our organizational documents are structured in a way that best serves our practices and objectives, and developing and recommending a set of corporate governance principles. The Nominating and Corporate Governance Committee may consider candidates for our board of directors from any reasonable source, including a search firm engaged by the Nominating and Corporate Governance Committee, recommendations of the board of directors, management or, in accordance with the procedures set forth in our bylaws, our stockholders. In 2013, our Nominating and Corporate Governance Committee held four meetings.

        The written charter adopted by our Nominating and Corporate Governance Committee is available on our website at www.halconresources.com.

        Reserves Committee.    The members of our Reserves Committee are Tucker S. Bridwell, Thomas R. Fuller, David S. Hunt and Mark A. Welsh IV, with Mr. Fuller serving as the chairman. Our Reserves Committee is composed solely of non-employee directors who meet the "independence" standards of the NYSE. Our Reserves Committee has been formed to assist our board of directors with oversight in the preparation by independent petroleum engineers of annual and any special reserve reports and/or audits of the estimated amounts of our consolidated hydrocarbon reserves and related information. The Reserves Committee selects, engages and determines funding for the independent petroleum engineers who evaluate our hydrocarbon reserves and also determines their independence from Halcón in accordance with, among other things, the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. In 2013, our Reserves Committee held six meetings, including telephonic meetings.

        On February 27, 2013, the board of directors approved amendments to the charter of the Reserves Committee to clarify certain procedural matters relating to operation, responsibilities and authority of the Reserves Committee, including the authority of the Reserves Committee to expend such Company funds as it deems necessary to carry out its responsibilities under its charter. The current version of the written charter adopted by our Reserves Committee is available on our website at www.halconresources.com.

Corporate Governance Matters

        Corporate Governance Web Page and Available Documents.    We maintain a corporate governance page on our website at www.halconresources.com where you can find the following documents:

  •
  our corporate governance guidelines;

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  our code of ethics;

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  our code of conduct;

  •
  our insider trading policy and guidelines with respect to certain transactions in company securities; and

  •
  the charters of our Audit, Compensation, Nominating and Corporate Governance, and Reserves Committees.

        We will also provide a printed copy of these documents, without charge, to stockholders who request copies in writing from Scott Zuehlke, Vice President, Investor Relations, Halcón Resources Corporation, 1000 Louisiana St., Suite 6700, Houston, Texas 77002.

        Director Independence.    The current listing standards of the NYSE require our board to affirmatively determine the independence of each director and to disclose such determination in the proxy statement for each annual meeting of our stockholders. The board, at its meeting held on February 26, 2014, affirmatively determined that each of Messrs. Bridwell, Christmas, Fuller, Godwin, Hunt, Irish, Miller, Rioux, Smiley, Vlasic and Welsh is an "independent director" under the guidelines described below and the independence rules of the NYSE codified in Section 303A of the NYSE Listed Company Manual.

        In connection with its assessment of independence, our board reviewed information regarding relevant relationships, arrangements or transactions between the Company and each director or parties affiliated with such director.

        Our board has established the following standards for determining director independence in our corporate governance guidelines:

        A majority of the directors on our board must be "independent." No director qualifies as "independent" unless the board affirmatively determines that the director has no "material relationship" with Halcón, either directly, or as a partner, shareholder or officer of an organization that has a relationship with Halcón. A "material relationship" is a relationship that the board determines, after a consideration of all relevant facts and circumstances, compromises the director's independence from management. Our board's determination of independence must be consistent with all applicable requirements of the NYSE, the SEC, and any other applicable legal requirements. Our board may adopt specific standards or guidelines for independence in its discretion from time to time, consistent with those requirements. As set forth in the NYSE Listed Company Manual Section 303A.02, our board must consider the following factors that preclude a finding by the board of a member's or prospective member's "independence" from Halcón:

  1.
  A director who is, or who has been within the last three years, an employee of Halcón (including in each case subsidiaries or parent entities in a consolidated group), or an immediate family member who is, or has been within the last three years, an executive officer, of Halcón;

  2.
  A director who has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from Halcón, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service); provided, that, compensation received by a director for former service as an interim Chairman or CEO or other executive officer need not be considered in determining independence under this test, and compensation received by an immediate family member for service as an employee of Halcón need not be considered in determining independence under this test;

  3.
  (A) A director is a current partner or employee of a firm that is Halcón's internal or external auditor; (B) a director who has an immediate family member who is a current partner of such a firm; (C) a director who has an immediate family member who is a current employee of such a firm and who participates in Halcón's audit; or (D) a director or an immediate family member who was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on Halcón's audit within that time;

  4.
  A director or an immediate family member who is, or who has been within the last three years, employed as an executive officer of another company where any of Halcón's present executive officers at the same time serves or served on that company's Compensation Committee;

  5.
  A director who is a current employee, or an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, Halcón for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $200,000, or 2% of such other company's consolidated gross revenues;

  6.
  Whether the director has any other relationship with Halcón, either directly or as a partner, shareholder or officer of an organization that has a relationship with Halcón; and

  7.
  Whether the director is aware of any other relationships that could potentially interfere, or could appear to interfere, with his exercise of independent judgment in carrying out the responsibilities of a director, including (i) any transaction, arrangement or relationship, in the last fiscal year, involving the director, including any family members, and any other officer or director of Halcón; or (ii) any other relationship with Halcón, either directly or as a shareholder, executive officer or partner or an organization that has such a relationship, including any relationships with charitable, educational, political or other not-for-profit organizations.

        For purposes of determining "independence" of a director based on the tests set forth above, among other things, the following applies:

  A.
  In applying the test in paragraph 5 above, both the payments and the consolidated gross revenues to be measured are those reported in the last completed fiscal year. The look-back provision for this test applies solely to the financial relationship between Halcón and the director or immediate family member's current employer; Halcón is not required to consider former employment of the director or the immediate family member.

  B.
  For purposes of paragraph 5 above, contributions to tax exempt organizations are not considered "payments," although Halcón still considers the "materiality" of any such relationship in determining the "independence" of a director.

  C.
  For purposes of determining "independence," an "immediate family member" includes a person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares such person's home, and does not include individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

        Our corporate governance guidelines set forth our policy with respect to qualifications of the members of the board, the standards of director independence, director responsibilities, board meetings, director access to management and independent advisors, director orientation and continuing education, director compensation, Chairman and CEO dual responsibilities, management evaluation and succession, annual performance evaluation of the board, and executive sessions.

        Nomination Process.    The Nominating and Corporate Governance Committee will consider stockholder nominees for election as directors. Any stockholder nominations must be received by us not less than sixty (60) days nor more than ninety (90) days prior to the annual meeting; provided however, that in the event that less than seventy (70) days notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Nominations should be delivered to the Nominating and Corporate Governance Committee at the following address: The Halcón Resources Nominating and Corporate Governance Committee, c/o James W. Christmas, Committee Chairman, Halcón Resources Corporation, 1000 Louisiana St., Suite 6700, Houston, Texas 77002. The stockholder's nomination notice must set forth: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director: (a) the name, age, business address and residence address of the person; (b) the principal occupation or employment and business experience of the person for at least the previous five years; (c) the class and number of shares of our capital stock which are beneficially owned by the person; and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the SEC under Section 14 of the Exchange Act; and (ii) as to the stockholder giving the notice: (a) the name and record address of the stockholder; and (b) the class and number of shares of our capital stock beneficially owned by the stockholder. Such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.

        In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee is guided by the principles that each director should be an individual of high character and integrity and have:

  •
  independence;

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  wisdom;

  •
  an understanding and general acceptance of our corporate philosophies;

  •
  business or professional knowledge and experience that can address our challenges and opportunities, and contribute meaningfully to the deliberations of our board of directors;

  •
  a proven record of accomplishment with an excellent organization;

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  an inquiring mind;

  •
  a willingness to speak one's mind;

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  an ability to challenge and stimulate management; and

  •
  a willingness to commit time and energy to our business affairs.

        In addition to considering possible candidates for election as directors, the Nominating and Corporate Governance Committee may, in its discretion, review the qualifications and backgrounds of existing directors and other nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of our board of directors, and recommend the slate of directors to be nominated for election at the ensuing annual meeting of stockholders. Currently, we do not employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

        The charter of our Nominating and Corporate Governance Committee provides that the Committee will evaluate our corporate governance effectiveness and recommend such revisions as it deems appropriate to improve our corporate governance. The areas of evaluation may include such matters as the size and independence requirements of our board of directors, board committees, management succession and planning, and regular meetings of our non-employee directors without management in executive sessions.

        The Nominating and Corporate Governance Committee did not receive any stockholder recommendations for nomination to our board of directors in connection with this year's annual meeting. The Nominating and Corporate Governance Committee has recommended Messrs. Christmas, Fuller, Miller and Vlasic, who are current Class A directors, for re-election as the term of their class is expiring on our classified board of directors.

        Board Diversity.    Our board of directors does not have a formal written policy with regard to the consideration of diversity in identifying director nominees. Our Nominating and Corporate Governance Committee charter, however, requires the committee to review the composition of the board as a whole and recommend, if necessary, measures to be taken so that our board not only contains the required number of independent directors, but also reflects the balance of knowledge, experience, skills, expertise, integrity, analytical ability and diversity as a whole that the committee deems appropriate. This review includes an assessment as to our board's current and anticipated need for directors with specific qualities, skills, experience or backgrounds; the availability of highly qualified candidates; committee workloads and membership needs; and anticipated director retirements.

        Leadership Structure.    Our board currently combines the role of Chairman with the role of Chief Executive Officer, or CEO, and maintains a separate empowered lead independent director position ("Lead Director") to further strengthen our governance structure. Our board believes this provides an efficient and effective leadership model for the Company. Combining the Chairman and CEO roles fosters clear accountability, effective decision-making and alignment on corporate strategy while reducing the potential for fractured leadership that can undermine successful implementation of policy.

        Our board believes that the Company is strengthened by the chairmanship of Mr. Wilson, who provides strategic, operational and technical expertise, vision and a proven ability to lead the Company. Our board believes that, under the present circumstances, the interests of the Company and its stockholders are best served by the leadership and direction of Mr. Wilson as Chairman and CEO. Our board recognizes that no single leadership model is right for all companies and at all times and that, depending on the circumstances, other leadership models, such as a separate independent chairman of the board, might be appropriate.

        During 2013, Mr. James L. Irish III, who is an independent and non-management director, was re-elected by the board at its meeting held on May 1, 2013 to serve as our Lead Director. A Lead Director will be elected annually by our board. Our Lead Director serves as a key component of our governance structure, subject to oversight by the independent members of our board. The Lead Director's responsibilities and authority generally include:

  •
  presiding over all executive sessions of the independent directors and all other board meetings at which the Chairman is not present;

  •
  calling special meetings of the independent directors when necessary and appropriate;

  •
  coordinating the agenda for, and moderating sessions of, the board's independent directors;

  •
  serving as a liaison between the Chairman and the independent directors;

  •
  consulting with the Chairman to include and provide at meetings of the directors specific agenda items and additional materials suggested by independent board members;

  •
  approving the scheduling of regular and, where feasible, special meetings of the board to ensure that there is sufficient time for discussion of all agenda items;

  •
  facilitating communications among the other members of the board;

  •
  consulting with the chairs of the board committees and soliciting their participation to avoid diluting their authority or responsibilities; and

  •
  performing other duties as the board may from time to time delegate.

        Our corporate governance guidelines currently provide that non-management directors must meet at regularly scheduled executive sessions without management. Mr. Irish, as Lead Director, presided over the executive sessions of our non-management directors during 2013. During 2013, our non-management directors held five executive sessions without management present, and Mr. Irish presided over each executive session.

        Risk Oversight.    It is the job of our CEO, President, Chief Financial Officer, Chief Legal Officer, and other members of our senior management to identify, assess, and manage our exposure to risk. In conjunction with our risk oversight program, senior management has retained outside consultants to assist in identifying, assessing, analyzing and developing plans to mitigate enterprise risks. Our board plays an important role in overseeing management's performance of these functions. Our board of directors has approved the charter of its Audit Committee, which lists the primary responsibilities of the Audit Committee. Those responsibilities require the Audit Committee to discuss with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including the substance of any significant litigation, contingencies or claims that had, or may have, a significant impact on the financial statements. The Audit Committee is also required to discuss with management and review the mechanisms, guidelines and policies that govern the processes by which risk assessment and management are undertaken.

        Each of the board's other committees also oversees the management of risks that fall within such committee's area of responsibility. Our Compensation Committee incorporates risk considerations, including the risk of loss of key personnel, as it evaluates the performance of our CEO and other executive officers, reviews management development and determines compensation structure and amounts. Our Nominating and Corporate Governance Committee focuses on issues and risks relating to board composition, leadership structures, succession planning and corporate governance matters. The focus of our Reserves Committee is on the integrity of the process of selecting our independent petroleum engineers and whether reports prepared by our independent petroleum engineers are prepared in accordance with the accepted or required petroleum engineering standards.

        Our board receives reports from its committees regarding the risks considered in their respective areas to ensure that our board has a broad view of our strategy and overall risk management process. In performing its risk oversight function, each committee has full access to management, as well as the ability to engage advisors. Each committee's charter is available on our website at www.halconresources.com.

        Communications with the Board.    Our stockholders may communicate concerns to any director, board committee or to the full board of directors by sending letters addressed to such directors, board committees or the full board of Halcón Resources Corporation at 1000 Louisiana St., Suite 6700, Houston, Texas 77002, Attention: Larry L. Helm, Executive Vice President, Corporate Affairs. Mr. Helm will then, as appropriate, forward the communication to the intended director or directors, board committee or the full board of directors. If the stockholder wishes the communication to be confidential, then the communication should be provided in a form that will maintain confidentiality such as stamping the envelope and the contents as "confidential."

        Communications with the Non-Management Directors.    Interested parties may communicate concerns to the non-management members of our board of directors by sending a communication to the Lead Director and chairman of the Audit Committee, James L. Irish III, 1722 Routh Street, Suite 1500, Dallas, Texas 75201. Mr. Irish will then forward such communication to all of our other non-management directors.

        Directors' Attendance at Stockholder Meetings.    Our corporate governance guidelines provide that our directors are encouraged to attend annual meetings of our stockholders. Messrs. Christmas and Irish attended last year's annual meeting of stockholders.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

        Transaction associated with Floyd C. Wilson.    As discussed below, in the ordinary course of its business, the Company occasionally charters private aircraft from unaffiliated air charter companies. In January 2013, an entity owned by Mr. Wilson sold a Raytheon Hawker 800A aircraft (the "Hawker") to the Company for $2.39 million. The Company's Audit Committee first reviewed, and then the disinterested members of the board of directors also reviewed, the terms of the transaction, including an independent third party appraisal of the Hawker which valued it at $2.39 million, and considered the potential savings and benefits to the Company of ownership of the Hawker, and determined that acquiring the Hawker upon the terms offered by Mr. Wilson's company was fair and in the Company's best interests.

        Charter of Aircraft.    In the ordinary course of its business, the Company occasionally charters private aircraft from unaffiliated air charter companies. During 2013, Floyd C. Wilson, the Company's Chairman and CEO, indirectly owned two aircraft, one of which, the Hawker, was sold to the Company in January of 2013, managed by an independent air charter company unaffiliated with both Mr. Wilson and the Company. The Company occasionally charters private aircraft from this company. The aircraft in the air charter company's fleet, including the aircraft indirectly owned by Mr. Wilson, are available to the public for charter based upon a standard fee schedule established by the air charter company, with the fees dependent primarily upon the type and size of the aircraft utilized and the duration of the flight. During 2013, the Company paid a total of approximately $0.6 million to the air charter company that manages Mr. Wilson's aircraft, all of which was related to the use of the aircraft indirectly owned by Mr. Wilson. Because the air charter company establishes fees for the use of the aircraft in its fleet, Mr. Wilson does not receive any greater benefit from the Company's charter of the aircraft indirectly owned by him than he does if any third party were to charter those aircraft. Any fees related to the charter of the aircraft are paid to the air charter company, which deducts from revenues received from charter customers a variety of expenses incidental to use of the aircraft (such as personnel, fuel and commissions) and recurring charges (such as for inspections, maintenance, storage and service). During 2013, the total amount of these expenses exceeded the amount paid by the Company and others to charter Mr. Wilson's aircraft, resulting in a net obligation of Mr. Wilson in the amount of the difference.

        The use of charter and Company-owned aircraft by Company personnel is governed by the Company's Aircraft Policy. Our policies do not require that a special committee of the Company's independent directors approve the use of aircraft chartered through an unaffiliated air charter company that independently establishes the amount charged under arrangements that otherwise comply with our Aircraft Policy.

        Transaction associated with David S. Elkouri.    In the third quarter of 2013, we purchased certain oil and natural gas properties from an unaffiliated third party for approximately $2.1 million. In connection therewith, we paid a brokerage fee in the amount of $87,923 to Justin Elkouri, who identified the selling party and assisted us in the acquisition. Justin Elkouri is not employed by us and provided services as an independent contractor in connection with the transaction. Justin Elkouri is the adult son of David S. Elkouri, our Executive Vice President, Corporate Strategy and Chief Legal Officer. Mr. Elkouri has no financial interest in the transaction or in any fee paid to his son. The brokerage fee paid to Justin Elkouri is commensurate with brokerage fees we pay to unrelated third parties under similar circumstances, and the fee was reviewed and approved by our Audit Committee in accordance with our policies and procedures relating to transactions involving executives and members of their family.

RELATED PARTY TRANSACTION REVIEW POLICIES AND PROCEDURES

        A transaction or series of similar transactions to which we are a party in which the amount involved exceeds $120,000 and involves a director, executive officer, 5% stockholder or any immediate family members of these persons is evaluated by a special committee of disinterested directors formed by our board of directors to evaluate such transactions. In addition, our code of conduct provides that every employee should disclose any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest to upper management or the Company's Audit Committee. The Audit Committee has the authority to evaluate any such conflicts of interest and recommend actions to be taken by our board in connection with such conflicts of interest or to report the existence of any such conflicts of interest to the full board for it to take action.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors, executive officers and persons who beneficially own more than 10% of our common stock to file certain reports with the SEC concerning their beneficial ownership of our equity securities. The SEC's regulations also require that a copy of all such Section 16(a) forms filed must be furnished to us by the executive officers, directors and greater than 10% stockholders. To our knowledge based solely on a review of copies of reports filed under Section 16(a) during the 2013 fiscal year and furnished to us, our directors, executive officers and holders of 10% or more of our shares complied with these requirements.

MANAGEMENT

        The following table sets forth the names and ages of all of our executive officers, the positions and offices with us held by such persons and the months and years in which continuous service as officers began:

Name	Executive Officer Since	Age	Position
Floyd C. Wilson	Feb. 2012	67	Chairman of the Board and Chief Executive Officer
Stephen W. Herod	May 2012	55	President
Mark J. Mize	Feb. 2012	42	Executive Vice President, Chief Financial Officer and Treasurer
Charles E. Cusack III	Oct. 2012	55	Executive Vice President, Chief Operating Officer
David S. Elkouri	May 2012	60	Executive Vice President, Corporate Strategy and Chief Legal Officer
Larry L. Helm	Feb. 2013	66	Executive Vice President, Corporate Affairs
Leah R. Kasparek	May 2012	44	Vice President, Human Resources
Tina S. Obut	Feb. 2013	49	Vice President, Corporate Reserves
Joseph S. Rinando, III	May 2012	42	Vice President and Chief Accounting Officer

        Our executive officers are appointed to serve until the meeting of the board of directors following the next annual meeting of stockholders and until their successors have been elected and qualified. The following paragraphs contain certain information about each of our executive officers other than Mr. Wilson, whose biographical information is included under the heading "Our Board of Directors and Its Committees—The Board of Directors" above.

        Stephen W. Herod has served as President since May 2012. Mr. Herod served as Executive Vice President—Corporate Development and Assistant Secretary of Petrohawk Energy Corporation from August 2005 until BHP Billiton acquired Petrohawk in August 2011. Mr. Herod served as Vice President—Corporate Development of Petrohawk from May 2004 until August 2005. Prior to joining Petrohawk, he was employed by PHAWK, LLC from its formation in June 2003 until May 2004. He served as Executive Vice President—Corporate Development for 3TEC Energy Corporation from December 1999 until its merger with Plains Exploration & Production Company in June 2003 and as Assistant Secretary from May 2001 until June 2003. Mr. Herod served as a director of 3TEC from July 1997 until January 2002. Mr. Herod served as the Treasurer of 3TEC from 1999 until 2001. From July 1997 to December 1999, Mr. Herod was Vice President—Corporate Development of 3TEC. Mr. Herod served as President and a director of Shore Oil Company from April 1992 until the merger of Shore with 3TEC's predecessor in June 1997. He joined Shore's predecessor as Controller in February 1991. Mr. Herod was employed by Conquest Exploration Company from 1984 until 1991 in various financial management positions, including Operations Accounting Manager. From 1981 to 1984, Superior Oil Company employed Mr. Herod as a financial analyst. Mr. Herod is a graduate of Oklahoma State University with a Bachelor of Science degree in finance and management.

        Mark J. Mize has served as Executive Vice President, Chief Financial Officer and Treasurer since February 2012. Mr. Mize served as Executive Vice President—Chief Financial Officer and Treasurer of Petrohawk Energy Corporation from August 2007 until BHP Billiton acquired Petrohawk in August 2011. Mr. Mize served as the Chief Ethics Officer and Insider Trading Compliance Officer for Petrohawk until June 2009. Additionally, he served as Vice President, Chief Accounting Officer and Controller at Petrohawk from July 2005 until August 2007. Mr. Mize first joined Petrohawk in November 2004 as Controller. Prior to working at Petrohawk, Mr. Mize was the Manager of Financial Reporting of Cabot Oil & Gas Corporation, a public oil and gas exploration company, from January 2003 to November 2004. Prior to his employment at Cabot Oil & Gas Corporation, he was an Audit Manager with PricewaterhouseCoopers LLP from 1996 to 2002. Mr. Mize is a Certified Public Accountant.

        Charles E. Cusack III has served as Executive Vice President, Chief Operating Officer since May 2013. Mr. Cusack served as Executive Vice President, Exploration from November 2012 to May 2013. His responsibilities include overseeing all of the geological efforts for all of the areas where Halcón is active, as well as bringing in new opportunities. Mr. Cusack served as Vice President—Exploration at Petrohawk Energy Corporation from 2005 until its sale to BHP Billiton in 2011, where he continued his role until joining Halcón in 2012. Prior to joining Petrohawk, he was employed by PHAWK, LLC from its formation in 2003 until 2004. Mr. Cusack held various technical and management positions at 3TEC Energy Corporation, Cockrell Oil, Amerada Hess, Chevron and Tenneco Oil. Mr. Cusack began his career as a geologist with Gulf Oil in 1983 and holds a Bachelor of Science degree in engineering geology from Texas A&M University.

        David S. Elkouri has served as Executive Vice President, Corporate Strategy and Chief Legal Officer since April 2014. Mr. Elkouri served as Executive Vice President, General Counsel from May 2012 to April 2014. Mr. Elkouri served as EVP—General Counsel and Secretary of Petrohawk Energy Corporation from 2007 until BHP Billiton acquired Petrohawk in August 2011. He also served as Chief Ethics Officer and Insider Trading Compliance Officer of Petrohawk. From 2004 to 2007, he served as lead outside counsel for Petrohawk. Prior to that, Mr. Elkouri served as lead outside counsel for 3TEC Energy Corporation from 1999 to 2003. He also served as lead outside counsel for Hugoton Energy Corporation from 1994 to 1998. Mr. Elkouri is a co-founder of Hinkle Law Firm LLC where he practiced for 20 years prior to joining Petrohawk. Mr. Elkouri is a graduate of the University of Kansas School of Law where he served as a Research Editor of the Kansas Law Review.

        Larry L. Helm has served as Executive Vice President, Corporate Affairs since February 2013. Mr. Helm served as Executive Vice President—Finance and Administration of Petrohawk Energy Corporation from August 2007 until its sale to BHP Billiton in August 2011, where he served as Vice President—Transition until joining Halcón in 2013. Mr. Helm served as Vice President—Chief Administrative Officer of Petrohawk from July 2004 until August 2005, and as Executive Vice President—Chief Administrative Officer of Petrohawk from August 2005 until August 2007. Prior to serving as an executive officer, Mr. Helm served on Petrohawk's board of directors for approximately two months. Mr. Helm was employed with Bank One Corporation from December 1989 through December 2003. Mr. Helm served as Executive Vice President of Middle Market Banking from October 2001 to December 2003. From April 1998 to August 1999, he served as Executive Vice President of the Energy and Utilities Banking Group. Prior to joining Bank One, he worked for 16 years in the banking industry primarily serving the oil and gas sector. He served as director of 3TEC Energy Corporation from 2000 to June 2003.

        Leah R. Kasparek has served as Vice President, Human Resources since May 2012. Ms. Kasparek initially joined Halcón as Director, Human Resources in February 2012. Ms. Kasparek served as Director of Human Resources at Southwestern Energy from 2009 to 2012. She served as Division Vice President of Human Resources for CenterPoint Energy from 2004 until 2008. Ms. Kasparek was employed in 1996 by Anheuser-Busch Companies and served as Division Vice President of Human

Resources from 2001 until 2004. Ms. Kasparek holds a Bachelor of Arts degree from the University of Southwestern Louisiana and earned a law degree from the University of Houston Law Center.

        Tina S. Obut has served as Vice President, Corporate Reserves since February 2013. Ms. Obut served as Senior Manager of Petroleum Resources at BHP Billiton Petroleum from 2011 to 2012. Prior to that, she served as Senior Vice President—Corporate Reserves for Petrohawk Energy Corporation from 2006 until its sale to BHP Billiton in 2011. From 2004 to 2006, Ms. Obut served as Manager of Reservoir Engineering Evaluations at El Paso Production Company. In addition, she held various engineering, managerial and executive positions at Mission Resources, Ryder Scott Company and Chevron from 1989 to 2006. Ms. Obut graduated from Marietta College with a Bachelor of Science degree in Petroleum Engineering, a Master of Science degree in Petroleum and Natural Gas Engineering from Penn State and a Master of Business Administration from the University of Houston.

        Joseph S. Rinando, III has served as Vice President and Chief Accounting Officer since May 2012. Mr. Rinando initially joined Halcón as Director, Finance in February 2012. Mr. Rinando served as Vice President and Chief Financial Officer of Wilson Industries, a Schlumberger company, from 2010 to 2012. Prior to joining Wilson, he served as Executive Vice President and Chief Financial Officer for Foxxe Energy Services, LLC, a private-equity owned international drilling rig contractor, from 2009 to 2010. Prior to Foxxe, Mr. Rinando served as Vice President and Corporate Controller of Smith International, Inc. from 2006 until 2009 and as Director of Financial Reporting from 2003 to 2006. From 1995 to 2003, he was in the Energy Practice of PricewaterhouseCoopers, LLP, most recently as an Audit Senior Manager, serving clients focused on exploration and production, natural gas transmission, power and utilities, petrochemicals and refining, and drilling. Mr. Rinando has a Bachelor of Business Administration in Accounting from Lamar University and is a Certified Public Accountant in the State of Texas.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following sets forth information regarding the beneficial ownership of our common stock as of March 27, 2014 by:

  •
  each person to be known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

  •
  each of our named executive officers;

  •
  each of our directors; and

  •
  all of our current executive officers and directors as a group.

        As of March 27, 2014, approximately 420.5 million shares of our common stock were outstanding. Unless otherwise noted, the mailing address of each person or entity named below is 1000 Louisiana St., Suite 6700, Houston, Texas 77002.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Petro-Hunt Holdings, LLC(2)	103,741,278	24.7%
CPPIB and CPPIB PMI-2(3)	55,996,320	13.3%
HALRES LLC(4)	36,666,669	8.0%
Franklin(5)	22,489,948	5.3%
Floyd C. Wilson(6)	4,224,859	1.0%
Stephen W. Herod(7)	570,714	*
Mark J. Mize(8)	908,110	*
Charles E. Cusack III(9)	699,956	*
David S. Elkouri(10)	514,522	*
Tucker S. Bridwell(11)	529,500	*
James W. Christmas(12)	836,098	*
Thomas R. Fuller(13)	240,133	*
Kevin E. Godwin(14)	—	*
David S. Hunt(15)	296,800	*
James L. Irish III(16)	116,166	*
David B. Miller(17)	40,515,669	9.6%
Daniel A. Rioux(18)	—	*
Stephen P. Smiley(19)	89,499	*
Michael A. Vlasic(20)	5,868,688	1.4%
Mark A. Welsh IV(21)	49,500	*
All directors and executive officers as a group (20 individuals)	56,484,105	12.3%

*
Less than 1%.

(1)
Unless otherwise indicated, each stockholder has sole voting and investment power with respect to all shares of common stock indicated as being beneficially owned by such stockholder. Shares of common stock that are not outstanding, but which a designated stockholder has the right to acquire within 60 days, are included in the number of shares beneficially owned by such stockholder and are deemed to be outstanding for purposes of determining the percentage of outstanding shares beneficially owned by such stockholder, but not for purposes of determining the percentage of outstanding shares beneficially owned by any other designated stockholder. In all instances where ownership of unvested restricted stock is reported below, the individual has the sole power to vote such shares but no investment power.

(2)
The William Herbert Hunt Trust Estate ("WHHTE") does not directly own any common stock; however, as the sole member of Petro-Hunt Holdings, LLC, WHHTE may be deemed to indirectly beneficially own the common stock held of record by Petro-Hunt Holdings, LLC. The business address for Petro-Hunt Holdings, LLC and WHHTE is 1601 Elm Street, Suite 3400, Dallas, Texas 75201.

(3)
According to, and based solely upon, Amendment No. 2 to Schedule 13D and Form 5 filed by Canada Pension Plan Investment Board ("CPPIB") and CPP Investment Board PMI-2 Inc. ("CPPIB PMI-2") with the SEC on June 20, 2013 and February 7, 2014. CPPIB and CPPIB PMI-2 have the shared power to vote or direct the vote with respect to 43,885,366 shares of Halcón common stock, and the shared power to direct the disposition of 43,885,366 shares of Halcón common stock. Includes 6,497,724 shares of common stock of the Company issuable upon the conversion of 40,000 shares of the Company's 5.75% Series A Cumulative Perpetual Convertible Preferred Stock (the "Series A Preferred Stock") beneficially owned by CPPIB. CPPIB has the sole power to vote or direct the vote with respect to 6,526,724 shares of Halcón common stock, and the sole power to direct the disposition of 6,526,724 shares of Halcón common stock. The business address for each of CPPIB and CPPIB PMI-2 is One Queen Street East, Suite 2500, Toronto, ON M5C 2W5, Canada.

(4)
According to, and based solely upon, Amendment No. 2 to Schedule 13D filed by HALRES LLC with the SEC on September 28, 2012. Includes 36,666,667 shares of common stock of the Company issuable upon exercise of a warrant, of which HALRES LLC has the sole power to vote, direct the vote and to direct the disposition thereof. Additionally, David B. Miller may be deemed to share voting and dispositive power over the securities held by HALRES LLC (see footnote 17 below).

(5)
According to, and based solely upon, Schedule 13G filed by Franklin Resources, Inc., Charles B. Johnson, Rupert H. Johnson, Jr. and Franklin Advisers, Inc. (collectively, "Franklin") with the SEC on February 11, 2014. Franklin represents that Franklin Advisers, Inc. has sole voting and dispositive power with respect to 22,489,948 shares of common stock of the Company. The business address for Franklin is One Franklin Parkway, San Mateo, CA 94403.

(6)
Includes 206,433 shares of unvested restricted stock and 162,443 shares of common stock issuable upon the conversion of 1,000 shares of Series A Preferred Stock owned by Mr. Wilson. Also includes 16,833 shares held in trust for the benefit of Mr. Wilson's daughter, of which Mr. Wilson is the trustee. Thus, Mr. Wilson shares voting and dispositive powers with respect to such shares.

(7)
Includes 198,823 shares of unvested restricted stock and 24,366 shares of common stock issuable upon the conversion of 150 shares of Series A Preferred Stock owned by Mr. Herod. Does not include 466,666 shares of common stock transferred from Mr. Herod to trusts for his minor children in December 2012. Mr. Herod has no dispositive or voting power with respect to the shares held by such trusts.

(8)
Includes 176,048 shares of unvested restricted stock and 32,488 shares of common stock issuable upon the conversion of 200 shares of Series A Preferred Stock owned by Mr. Mize. 333,333 shares held by Mr. Mize are pledged.

(9)
Includes 112,562 shares of unvested restricted stock and 16,244 shares of common stock issuable upon the conversion of 100 shares of Series A Preferred Stock owned by Mr. Cusack. Does not include 20,000 shares of common stock owned by a limited partnership of which Mr. Cusack and his wife are general partners or 23,334 shares of common stock owned by the Cusack Ranch Corporation and Mr. Cusack disclaims beneficial ownership of such shares except to the extent Mr. Cusack has a pecuniary interest in the Cusack Ranch Corporation. Mr. Cusack shares voting and dispositive powers with respect to such shares.

(10)
Includes 105,462 shares of unvested restricted stock and 16,244 shares of common stock issuable upon the conversion of 100 shares of Series A Preferred Stock owned by Mr. Elkouri.

(11)
Includes 200,000 shares held by Mansefeldt Hawk Partners. Mr. Bridwell is a partner and the president of Mansefeldt Hawk Partners, and is the manager of the general partner. Also includes 100,000 shares held by a family limited partnership, of which Mr. Bridwell and his spouse are general partners. Mr. Bridwell shares voting and investment powers with respect to the shares held by Mansefeldt Hawk Partners and his family limited partnership. The business address of Mr. Bridwell is 400 Pine, Suite 1000, Abilene, Texas 79601.

(12)
Includes 324,886 shares of common stock issuable upon the conversion of 2,000 shares of Series A Preferred Stock owned by Mr. Christmas.

(13)
The business address for Mr. Fuller is 19500 SH 249, Suite 640, Houston, Texas 77070.

(14)
The business address for Mr. Godwin is One Queen Street East, Suite 2500, Toronto ON M5C 2W5, Canada.

(15)
The business address for Mr. Hunt is 1601 Elm Street, Suite 3400, Dallas, Texas 75201.

(16)
Includes 66,666 shares held by Mr. Irish's family trust of which he is a co-trustee. Mr. Irish shares voting and investment powers with respect to the shares held by his family trust. The business address of Mr. Irish is 1722 Routh Street, Suite 1500, Dallas, Texas 75201.

(17)
Includes a warrant to purchase 36,666,667 shares of common stock exercisable within 60 days after the date hereof owned by HALRES LLC. EnCap Energy Capital Fund VIII, L.P. ("EnCap Fund VIII") owns a majority of the membership interests in HALRES LLC and has the contractual right to nominate a majority of the members of the board of managers of HALRES LLC. EnCap Fund VIII may be deemed to beneficially own all of the reported securities held by HALRES LLC. EnCap Fund VIII is controlled indirectly by David B. Miller, Gary R. Petersen, D. Martin Phillips and Robert L. Zorich. Messrs. Miller, Petersen, Phillips and Zorich are members of RNBD GP LLC ("RNBD") and any action taken by RNBD to dispose or acquire securities has to be unanimously approved by all four members. RNBD is the sole member of EnCap Investments GP, L.L.C. ("EnCap Investments GP"), which is the general partner of EnCap Investments L.P., which is the general partner of EnCap Equity Fund VIII GP, L.P. ("EnCap Fund VIII GP"), which is the general partner of EnCap Fund VIII. Messrs. Miller, Petersen, Phillips and Zorich, RNBD, EnCap Investments GP, EnCap Investments L.P. and EnCap Fund VIII GP may be deemed to share dispositive and voting power over the securities held by HALRES LLC. Also includes 3,750,000 shares held by EnCap Fund VIII and 2 shares held by HALRES, LLC of which Mr. Miller may be deemed to share dispositive and voting power. Also includes 49,500 shares held by Mr. Welsh for which Mr. Miller may be deemed to share voting power. The business address of Mr. Miller is 3811 Turtle Creek Blvd., Suite 1000, Dallas, Texas 75219.

(18)
The business address of Mr. Rioux is 10 St. James Avenue, 19th Floor, Boston, Massachusetts 02116.

(19)
Includes 66,166 shares held by Mr. Smiley's family trust and 23,333 shares held by Glendora Partners LLC. Mr. Smiley shares voting and investment power over the shares held by his family trust and by Glendora Partners LLC. The business address of Mr. Smiley is 2602 McKinney Ave., Suite 400, Dallas, Texas 75204.

(20)
Includes 5,770,677 shares held by VILLCo Energy, L.L.C. ("VILLCo"). Mr. Vlasic is the Executive Manager of VILLCo Management, L.L.C., which is the manager of VILLCo Services, L.L.C., which is the manager of VILLCo. Mr. Vlasic has sole voting and shared investment power with respect to the shares held by VILLCo. The business address of Mr. Vlasic is 1145 W. Long Lake Road, Suite 201, Bloomfield Hills, Michigan 48302.

(21)
Mr. Welsh may be deemed to share voting power with respect to the 49,500 shares. The business address of Mr. Welsh is 3811 Turtle Creek Blvd., Suite 1000, Dallas, Texas 75219.

EXECUTIVE COMPENSATION

        The following discussion of executive compensation contains descriptions of various employment-related agreements and employee benefit plans. These descriptions are qualified in their entirety by reference to the full text of the referenced agreements and plans, which have been filed by us as exhibits to our reports on Forms 10-K, 10-Q and 8-K filed with the SEC.

Compensation Discussion and Analysis

  Introduction

        Our compensation program is designed, structured and administered under the oversight of the Compensation Committee of our board of directors. Our Compensation Committee is composed entirely of independent directors: Stephen P. Smiley (Chairman), Tucker S. Bridwell, Daniel A. Rioux and Michael A. Vlasic.

        In February 2012, HALRES LLC (formerly Halcón Resources, LLC), a newly-formed limited liability company led by Floyd C. Wilson, recapitalized us with a $550.0 million investment structured as the purchase of $275.0 million in new common stock, a $275.0 million five-year 8.0% convertible note and warrants for the purchase of an additional 36.7 million shares of our common stock at an exercise price of $4.50 per share. We refer to this recapitalization transaction as the "HALRES Transaction." The HALRES Transaction resulted in the appointment of an entirely new management team and board of directors, and we promptly embarked on a new business strategy focused on the acquisition of unevaluated leasehold and producing properties located in domestic onshore, liquids-rich, resource-style prospect areas. Throughout 2012, we acquired our current positions in the Bakken / Three Forks formations in North Dakota, the Eagle Ford formation in East Texas, the Utica / Point Pleasant formations in Ohio and Pennsylvania and various other prospect areas, and we instituted an aggressive drilling program with the objective of greatly expanding our production and reserves. During 2013, our acquisition activities slowed, although we continued to acquire leasehold positions in our core resource plays and began to accumulate leasehold acreage in the Tuscaloosa Marine Shale formation in Mississippi and Louisiana, while our drilling activities increased, and we divested several non-core assets to help fund activities in our core resource plays. The implementation of our business strategy, the significant acquisition and divestiture activities we have engaged in as a consequence, and the progress we have made pursuing our business plans have factored into our compensation philosophy, various features of our compensation programs and the compensation decisions we have made, as reflected in the discussion that follows.

        For the purposes of our discussion, our named executive officers for 2013 are:

Name	Title
Floyd C. Wilson	Chairman of the Board and Chief Executive Officer (our principal executive officer)
Stephen W. Herod	President
Mark J. Mize	Executive Vice President, Chief Financial Officer and Treasurer (our principal financial officer)
Charles E. Cusack III	Executive Vice President, Chief Operating Officer
David S. Elkouri	Executive Vice President, Corporate Strategy and Chief Legal Officer

  Overview of Our Compensation Program

        We operate in a highly competitive environment and must recruit, motivate and retain the executive talent required to successfully manage and grow our business and to achieve our short and long-term business objectives. We use a competitive mix of fixed and at-risk compensation related to stockholder value and our overall performance to achieve our goals and to align the interests of senior management and key employees to those of our stockholders. We target total compensation for our senior management at between the 50th and 75th percentile of our compensation peer group utilizing peer group information provided by our independent compensation consultant and taking into account our assessment of management's performance, competitive market conditions and other factors that we deem relevant. Generally, we utilize a greater percentage, on average, of "at-risk" compensation than our compensation peer group. At-risk compensation includes annual cash incentives, the payment of which depends upon our Compensation Committee's annual assessment of management performance, and long-term equity incentives. Because we tend to utilize a greater percentage of at-risk compensation than our compensation peer group, the actual compensation we pay may be substantially higher or lower than the amount paid by our compensation peer group. Long-term equity incentives generally comprise more than 50% of the value of the total compensation paid to our senior management, and historically we have relied predominantly on time-vested restricted stock and stock option awards issued under our First Amended and Restated 2012 Long-Term Incentive Plan, which we refer to as the "Plan," with approximately 50% of those awards in the form of stock options having an exercise price equal to the closing market price of our common stock on the date of grant (in accordance with the terms of our Equity-Based Incentive Grant Policy). Our use of stock options represents a higher percentage of this type of award than typically utilized by our compensation peer group. Stock options become valuable only if our common stock price increases above the option exercise price. Additionally, each equity award that we issue generally vests over a minimum period of three years. Accordingly, these awards are subject to the risk of fluctuations in the trading price of our common stock and the risk of forfeiture if the individual does not remain employed by us through the vesting of the award. Recently, we have begun to utilize performance units issued under the Plan to provide long-term equity incentives for senior management. Vesting of the performance units is based upon the achievement of specified targets over a specific time period. We also maintain stock ownership guidelines which align the financial interest of our directors, chief executive officer, president and executive vice presidents with shareholders by requiring that such individuals directly or indirectly maintain a substantial investment in our common stock. We believe that the structure of our compensation program helps us achieve our goals and aligns the interests of senior management with those of our stockholders by combining competitive compensation with the opportunity for greater rewards for superior short-term and long-term performance.

   Our Compensation Committee

        The Compensation Committee of the board of directors is comprised entirely of independent directors in accordance with the rules of the NYSE governing listed companies. The current members of our Compensation Committee are Stephen P. Smiley (Chairman), Tucker S. Bridwell, Daniel A. Rioux and, effective April 1, 2013, Michael A. Vlasic.

        The primary duties and responsibilities of the Compensation Committee are to establish and implement our compensation policies and programs for senior management, including the named executive officers. The Compensation Committee has the authority under its charter to select and engage the services of a compensation consultant, independent legal counsel or other advisor after considering certain factors relevant to independence from management. After conducting its independence assessment, the Compensation Committee has the sole authority to engage, obtain the advice of, oversee, terminate and determine funding for such independence professional advisers, including but not limited to consulting firms, independent legal counsel or other advisers, as the Compensation Committee determines appropriate to carry out its functions. A current copy of the Compensation Committee charter is available on our website at www.halconresources.com under the section entitled "Investor Relations—Corporate Governance." The Compensation Committee also reviews and assesses the adequacy of its charter, at least annually, and recommends any proposed changes to our board of directors for approval.

        The Chairman of the Compensation Committee works with our Executive Vice President, Corporate Affairs and Vice President, Human Resources to establish an agenda for each meeting of the Compensation Committee and, with the assistance of outside advisors, to prepare meeting materials. Various members of management, including our Chief Executive Officer, Chief Financial Officer, Executive Vice President, Corporate Affairs, and Vice President, Human Resources, as well as outside advisors, may be invited to attend all or a portion of a Compensation Committee meeting depending on the nature of the matters to be discussed. Only members of the Compensation Committee vote on items before the Compensation Committee; however, the Compensation Committee and board of directors often solicit the views of senior management on compensation matters, in particular as they relate to the compensation of other members of senior management.

  Objectives of Our Compensation Program

        Our success depends on the continued contributions of our senior management and other key employees. Our compensation program is intended to recruit, motivate and retain the executive talent required to successfully manage and grow our business and to achieve our short and long-term business strategy by providing compensation that is competitive in relation to our peers while fostering an atmosphere of teamwork, recognizing overall business results and individual merit, and that supports the attainment of our strategic objectives by tying the interests of senior management and key employees to those of our stockholders through the use of annual cash incentives and equity-based compensation.

  Design of Our Compensation Program

        Our compensation program for senior management, including the named executive officers, is designed to:

  •
  provide compensation that is competitive with our compensation peer group;

  •
  balance short-term and long-term goals through the use of annual cash incentives and grants of long-term equity incentives; and

  •
  deliver a mix of fixed and at-risk compensation that is related to our overall performance and the creation of stockholder value.

        Each element of compensation is reviewed and considered with the other elements of compensation to ensure that it is consistent with the goals and objectives of both that particular element of compensation and our overall compensation program and, that individually and collectively, our compensation practices do not encourage inappropriate, unnecessary or excessive risk taking. In determining senior management compensation, including the compensation of the named executive officers, we considered the following factors:

  •
  the compensation practices of our compensation peer group;

  •
  our size and growth relative to companies comprising our compensation peer group;

  •
  the degree to which senior management achieved our business objectives during 2013;

  •
  each individual's contributions to our accomplishments during 2013; and

  •
  the external challenges to our ability to attract and retain strong senior management.

  The Role of Our Independent Compensation Consultant

        The Compensation Committee has retained an independent compensation consultant, Longnecker & Associates, Inc. ("Longnecker"), to, among other things, make recommendations regarding an appropriate compensation peer group, to assist the Compensation Committee in establishing a competitive executive compensation program and to make recommendations and provide analysis regarding the compensation of senior management, including the named executive officers. In accordance with the rules of the NYSE, the Compensation Committee annually considers the independence of Longnecker from Company management based upon various factors, including the magnitude of any fees the consultant received from the Company for services or products provided to the Company relative to the firm's annual gross revenues; whether the individuals that advise the Compensation Committee participate directly or by collaboration with others in the firm in the provision of any services or products to the Company; whether the consultant provided any products or services to any executive officer of the Company; and whether the individuals that advise the Compensation Committee own any Company securities. After considering these various factors, the Compensation Committee determined that Longnecker was independent of Company management during the relevant periods covered by this report. No conflicts of interest or issues involving the independence of Longnecker arose during the periods covered by this report.

        Longnecker is engaged by, and reports directly to, the Compensation Committee and may work with our Executive Vice President, Corporate Affairs and Vice President, Human Resources when preparing materials for the Compensation Committee. Representatives of Longnecker attended Compensation Committee meetings, met with the Compensation Committee without management being present and provided third-party data, analysis, advice and expertise on executive compensation and executive compensation programs. We relied upon this data, Longneckers' analyses of the data and its recommendations in establishing our compensation peer group, compensation programs and in establishing specific compensation amounts for our senior management, including the named executive officers. Longnecker also advised the Compensation Committee regarding the terms of the employment agreements that were negotiated with senior management during 2012 and 2013.

        During the course of assisting the Compensation Committee, Longnecker generated reports that included a compilation of compensation data based upon our compensation peer group (discussed below) and particularized data for industry participants to the extent Longnecker determined that such additional data would prove useful in our compensation process. At the direction of the Compensation Committee, Longnecker also reviewed materials prepared by certain members of senior management and advised the Compensation Committee on the matters included in the materials, including the consistency of management proposals with the Committee's compensation philosophy, programs and objectives.

        As a result of significant acquisitions we engaged in during 2012, which significantly increased the Company's assets, revenues and market capitalization, the Compensation Committee asked Longnecker to review our compensation peer group and to suggest updates to the members of that group for 2013 compensation purposes. As part of our 2013 compensation process, Longnecker provided reports and analyses on compensation of the same type as previously discussed, but utilized the new compensation peer group for 2013, discussed below. In connection with our Compensation Committee's 2014 compensation processes, Longnecker was asked to revisit our compensation peer group and to suggest updates to the members of that group for 2014 compensation purposes, as discussed below.

  Our Compensation Peer Group

        In developing our compensation structure, we review the compensation and benefit practices, as well as levels of pay, of a compensation peer group of companies selected by the Compensation Committee, with the assistance of its independent compensation consultant, from oil and natural gas exploration and development companies. In preparation for our 2013 compensation review, Longnecker provided compensation data and analyses, which included, among other things, (1) the companies reviewed in their analysis of an appropriate compensation peer group recommendation; (2) compensation data of the recommended compensation peer group and (3) particularized data for industry participants to the extent Longnecker determined that such additional data would prove useful in our compensation process.

        We periodically review, evaluate and update our compensation peer group to provide ongoing comparability for compensation purposes. Adjustments to our compensation peer group are made due to business combinations or sales of peer group companies, as well as when necessary, in the opinion of our Compensation Committee, to better reflect the companies that compete with us for management talent and share common characteristics with our business, including assets, production levels, revenues, oil and natural gas reserves and production mix, market capitalization and enterprise value. For the compensation structure developed for 2013, the compensation peer group consisted of the following eleven companies:

• Cimarex Energy Corporation	• Plains Exploration & Production Company
• Denbury Resources Inc.	• QEP Resources, Inc.
• Energen Corp.	• Rosetta Resources, Inc.
• Kodiak Oil & Gas Corp.	• SM Energy Company
• Newfield Exploration Co.	• Whiting Petroleum Corp.
• Oasis Petroleum Inc.

        In conjunction with our consideration of 2014 compensation, we asked Longnecker to revisit our compensation peer group and provide advice regarding any recommended changes. Based upon this review, Longnecker recommended changes to our peer group to better reflect our current assets, revenues, oil and natural gas reserves and production mix, market capitalization and enterprise value.

In accordance with the recommendations of Longnecker, our Compensation Committee approved the following fourteen companies to serve as our compensation peer group for 2014:

• SandRidge Energy, Inc.	• Stone Energy Corporation
• EPL Oil & Gas, Inc.	• Bonanza Creek Energy, Inc.
• Resolute Energy Corporation	• Rosetta Resources, Inc.
• Kodiak Oil & Gas Corp.	• Northern Oil and Gas, Inc.
• Newfield Exploration Co.	• Gulfport Energy Corporation
• Oasis Petroleum Inc.	• Athlon Energy, Inc.
• Sanchez Energy Corporation	• Magnum Hunter Resources Corporation

        Historically, we have targeted compensation for our management at approximately the 75th percentile (top quartile) of our compensation peer group. We target compensation at this level because we consider it necessary for us to recruit, motivate and retain the executive talent capable of executing our rapid growth business strategy and managing our business in a competitive environment, in part because we compete for executive talent with a much broader industry group than our compensation peer group, including larger, more established industry participants, and because of our stated willingness to embrace consolidation trends in our industry, which may increase the uncertainty of future employment with us as compared to our competitors. However, our compensation practices take into account, among other factors, corporate performance, projected growth in the Company, an executive's experience and value to the Company and individual performance. Thus, from time to time we may vary targeted compensation and the balance of each element of compensation relative to our compensation peer group depending on our assessment of these factors and our view of the most effective means of aligning executive compensation with the achievement of our business objectives under the circumstances. So, while we targeted approximately the 75th percentile of our 2013 compensation peer group in establishing 2013 compensation for our senior management, including the named executive officers, in response to our assessment of the various factors enumerated above, we targeted compensation for 2014 at the 50th percentile of our 2014 compensation peer group.

        Due to the substantial changes in our Company resulting from the implementation of our strategic business plan, our compensation system has been focused on senior management's success in implementing our strategic objectives in light of internal and external challenges encountered, rather than strictly quantitative improvements in specific, pre-established year-over-year reserves, production or other operating metrics. Our Compensation Committee does consider our corporate performance on various metrics in determining annual cash incentives; however, our Compensation Committee believes retaining discretion over such awards is imperative in light of the dynamic nature of the Company's activities and the limitations inherent in quantitative measures of performance under such circumstances. Further, our Compensation Committee views the successful implementation of our goals as a "team" effort and has therefore not established individualized performance targets or goals. However, our Compensation Committee does recognize that each member of senior management will contribute to the overall success in the achievement of our goals to varying degrees, and it takes these relative contributions into account when considering compensation.

  2013 Compensation Program

  Elements of Compensation

        The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives in the form of stock options and restricted stock grants as well as post-termination severance (under certain circumstances), and other benefits and perquisites, consisting of life and health insurance benefits, a qualified 401(k) savings plan, and the reimbursement of certain club dues for our Chief Executive Officer and Chief Financial Officer. From time to time, the Compensation Committee may utilize a different mix of compensation, depending upon the Compensation Committee's current view of the most efficacious method to provide incentives under current market conditions, taking into account the compensation practices of our compensation peer group and the advice of our independent compensation consultant. For instance, for 2014, the Compensation Committee implemented the use of performance units for senior management, which are described below, in lieu of stock options.

  Base Salary

        We review base salaries for our chief executive officer and other executives annually to determine if a change is appropriate. In reviewing base salaries, we consider several factors, including a comparison to base salaries paid for comparable positions in our compensation peer group, the relationship among base salaries paid within our Company and individual experience and contributions. Our intent is to fix base salaries at levels that we believe are consistent with our compensation program design objectives, which include a greater emphasis upon the incentive elements of compensation without sacrificing our ability to recruit, motivate and retain executive talent in a competitive environment.

        For 2013, base salaries were established with our independent compensation consultant's input and advice at approximately the 75th percentile of our 2013 compensation peer group for comparable positions.

        Base salaries for all of our named executive officers in 2013 were:

Name	2013 Base Salary
Floyd C. Wilson	$750,000
Stephen W. Herod	$450,000
Mark J. Mize	$400,000
Charles E. Cusack III	$400,000
David S. Elkouri	$375,000

        For 2014, we maintained the base salaries of the named executive officers at the levels set forth above, as the amounts remained competitive with our 2014 compensation peer group targeting the 50th percentile of that group for comparable positions.

  Annual Cash Incentives

        We did not award any annual cash incentives to the named executive officers for 2013 performance. While the named executive officers, as well as each other member of our senior management, contributed substantially to our many positive accomplishments during 2013, our Compensation Committee determined that such contributions were insufficient, relative to the Company's overall performance, to justify annual cash incentive payments to our most senior management. Our accomplishments for the year included year over year increases in proved reserves of approximately 27.2 million barrels of oil equivalent (MMBoe), despite sales of approximately 23.3 MMBoe; a 254% increase in average daily production; substantial improvements in initial production rates, estimated ultimate recoveries and drilling opportunities in our Bakken / Three Forks and Eagle Ford shale areas; and substantial reductions in our lease operating expenses on a per unit basis. The Compensation Committee considered these accomplishments in light of the trading performance of the Company's common stock and the overall results of the Company's acquisition activities and drilling results and determined not to recommend annual cash incentive awards for our most senior management, including the named executive officers, for 2013 performance. As noted

above, our Compensation Committee views the successful implementation of our goals as a "team" effort, so while it takes individual performance into account in establishing annual cash incentives and recognizes that no single member of senior management is wholly responsible for all facets of our performance during any given period of time, our Compensation Committee determined that overall corporate underperformance for 2013 outweighed individual contributions during 2013 and therefore did not recommend annual cash incentive awards for the most senior members of our management, including the named executive officers.

        During 2013, the Compensation Committee established several operating metric targets and stretch goals for senior management covering production, reserves, finding and development costs and cash flow per share. The Compensation Committee did take performance on these factors into account while considering annual cash incentive awards; however, they did not factor materially into its determinations for 2013. While the Compensation Committee believes that establishing financial or performance targets for senior management may serve many useful purposes, fundamentally our Compensation Committee believes that retaining discretion over whether to award annual cash incentives and, if so, the amount thereof, is appropriate due to the inherent limitations of quantitative measures of operating or financial performance in light of the Company's current business strategy and activities. In the future, for a variety of reasons, such as to assist in communicating corporate objectives and setting definitive expectations and rewards for senior management, we may establish bonus targets and performance targets that must be met in whole or in part to qualify for annual cash incentives and in conjunction therewith we may limit the discretion of our Compensation Committee or board of directors in determining annual cash incentives. However, we do not believe that a formulaic or inflexible compensation program will necessarily provide appropriate incentives or rewards for the performance that we expect and, therefore, particularly given our current business plans and activities, we intend to retain substantial discretion to alter performance factors and targets as circumstances warrant and opportunities arise and, in assessing the performance of the Company or an individual, to take such factors into consideration as we may consider relevant from time to time. Accordingly, compensation, including annual cash compensation, may vary greatly from year to year and from executive to executive as a consequence of corporate performance and individual contribution relative to such factors that we may consider important, which may carry varying weight over time depending on the circumstances.

  Long-term Incentives

        Long-term incentives comprise a significant portion of an executive's compensation package. Long-term incentives are consistent with our objective of providing an "at-risk" component of compensation. As noted above, our business strategy embraces the consolidation trend in our industry and providing long-term incentive award opportunities for senior management and key employees both align their interests with those of our stockholders and help to offset the negative implications that such a strategy may have on our ability to recruit and retain executive talent and key employees.

        During 2013, we awarded grants of restricted stock and stock options, each of which is discussed in more detail below, to senior management, including the named executive officers. We utilized this combination because of the differing risk and reward characteristics of these awards. From time to time, we may utilize a different mix of stock options and restricted stock or utilize other forms of awards, such as stock appreciation rights or performance units, each of which is permitted under the Plan, discussed in more detail below, depending upon the Compensation Committee's current view of the most efficacious method to provide incentives under current market conditions and taking into account the practices of our compensation peer group. For example, during 2014, we awarded performance units to members of most senior management in lieu of stock options and utilized a larger percentage of such awards relative to restricted stock than we have in the past. An explanation of the reasons for this change and the operation of the performance units utilized in 2014 is set forth below under the heading "2012 Long-Term Incentive Plan—Performance Units." Regardless of the nature of the award, our Compensation Committee recommends, and the board of directors approves, the type and amount of awards that will be made to all employees, as well as the type and size of individual grants for each member of senior management other than our Chief Executive Officer, whose compensation is approved by the Compensation Committee.

        All grants of equity awards are made in accordance with our Equity-Based Incentive Grant Policy, which sets forth the timing of awards and the procedures for making awards and, in the case of stock options and stock appreciation rights, for determining the exercise price or grant value, respectively, of the award. The amounts granted will vary each year and are based on performance of senior management, our analysis of compensation peer group data and the total compensation package of each member of senior management. Previous awards and grants, whether vested or unvested, may be considered by the Compensation Committee in establishing the current year's awards, but was not a significant influence in our compensation practices for 2013.

        As part of its compensation process, our Compensation Committee has also considered whether a member of senior management's investment of his or her own funds in HALRES LLC should factor into equity awards issued by the Company to the members of senior management to the extent that such pre-existing investment serves as an equity-based performance incentive for senior management. Each of our named executive officers and certain of our directors invested in an entity that holds a 10% interest in HALRES LLC and, as a consequence of that investment, these individuals have the opportunity to participate in returns realized by HALRES LLC on the securities held by HALRES LLC and may have the right to participate to a greater extent in HALRES LLC as the returns realized by HALRES LLC achieve certain rate of return thresholds. In general, the Compensation Committee, with the input and advice of its independent compensation consultant, believes that it is in the best interests of the Company to compensate senior management on a competitive basis consistent with the Company's compensation program objectives and overall corporate and individual performance and to do so fairly relative to one another, irrespective of any individual's personal investments.

        The long-term incentive information related to the named executive officers during fiscal year 2013 is included in the Summary Compensation Table set forth below. Additional information on long-term incentive awards for 2013 is shown in the Grants of Plan-Based Awards in 2013 Table and the Outstanding Equity Awards at December 31, 2013 Table. Information regarding long-term equity incentives granted to the named executive officers subsequent to fiscal 2013 is set forth below under the heading "—Long-Term Incentive Awards Subsequent to Fiscal Year End."

  2012 Long-Term Incentive Plan

        We grant equity awards under our First Amended and Restated 2012 Long-Term Incentive Plan, which for purposes of this discussion we referred to as the "Plan." The Plan was initially established effective May 8, 2006, and was then called the "RAM Energy Resources, Inc. 2006 Long-Term Incentive Plan." Following our recapitalization in February 2012, the plan was amended and restated and renamed the "Halcón Resources Corporation 2012 Long-Term Incentive Plan" effective May 17, 2012, which was approved by the Company's stockholders at the Company's 2012 Annual Meeting of Stockholders held May 17, 2012. Effective February 27, 2013, we again amended and restated the Plan to conform certain provisions relating to a participant's exercise of certain awards under the Plan to the methods of notice and exercise offered by the Company through the online platform provided by a third party administrator of awards under the Plan. Our stockholders approved an amendment to the Plan to increase the number of shares of common stock that may be issued under the Plan at our annual stockholders meeting held on May 23, 2013.

        Subject to certain adjustments that may be required from time to time to prevent dilution or enlargement of the rights of participants under the Plan, currently a maximum of 41.5 million shares of common stock may be issued under the Plan, however that includes shares previously issued under the Plan and shares subject to outstanding awards previously issued under the Plan. As of March 27, 2014, a total of 6,874,891 shares of common stock had been granted as restricted stock and were outstanding, 16,244,834 shares were reserved for the exercise of outstanding stock options, 3,208,280 shares were reserved at the maximum right to receive for the vesting of performance units and 13,196,779 shares of our common stock remained available for issuance pursuant to the Plan.

        The Plan facilitates the issuance of future long-term incentive awards as part of our overall compensation program and is administered by a committee of non-employee directors of our board of directors, currently our Compensation Committee. For the year ended December 31, 2013, substantially all of our eligible employees received awards under the Plan.

        The Plan permits granting awards in a wide variety of forms, including options to purchase our common stock, shares of restricted stock, restricted stock units (granting the recipient the right to receive common stock), shares of incentive stock (common stock issued without a restriction period), stock appreciation rights, performance units (settled in common stock or cash) and performance bonuses (settled in common stock or cash). We currently utilize as awards under the Plan only restricted stock, stock options and performance units. No more than 3,400,000 shares of common stock may underlie awards to a single recipient in any calendar year, and performance bonuses may not exceed $5 million to any recipient in any calendar year.

        The Plan will expire on May 16, 2022. No grants will be made under the Plan after that date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the award and of the Plan. Our board of directors may, in its discretion, terminate the Plan at any time. The termination of the Plan would not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. The board of directors may at any time, and from time to time, amend the Plan in whole or in part. Any amendment that must be approved by our stockholders in order to comply with the terms of the Plan, applicable law or the rules of the principal securities exchange, association or quotation system on which our common stock is then traded or quoted will not be effective unless and until such approval has been obtained. The board of directors is not permitted, without the further approval of the stockholders, to make any alteration or amendment that would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares that may be issued pursuant to the provisions of the Plan, change the class of individuals eligible to receive awards under the Plan or extend the term of the Plan.

  Stock Options

        An important objective of our long-term incentive program is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. Stock options provide participants with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to vest, thus providing an incentive for an option holder to remain employed by us. Stock options link the option holder's compensation to stockholders' interests by providing an incentive to increase the market price of our stock.

        Option grants to senior management are generally considered annually, at the same time as grants are considered for eligible employees, in February, after our year-end results become available. Our practice is that the exercise price for each stock option is the market value on the date of grant, which is normally the date that our Compensation Committee approves the award at a meeting of the

Compensation Committee or a trading day after our release of earnings or other material nonpublic information in accordance with our Equity-Based Incentive Grant Policy. Our current policy provides for grants to be made or priced only during a trading window, as set forth in our Amended and Restated Insider Trading Policy, and within such window only at such time as there is no material non-public information regarding the Company. Under the Plan, the stock option price may not be less than the fair market value (the closing market price) of the shares on the date of grant. With respect to employees who are not executive officers, the Compensation Committee typically delegates the authority to make such grants to our chief executive officer but specifies the total number of shares that may be subject to grants and the other material terms of the grants. All proposed stock options to new-hire employees are required to be approved by our Compensation Committee. Alternatively, our Compensation Committee may authorize in writing, in advance of any fiscal quarter, the number of shares underlying stock options that may be granted to new-hire employees for the following fiscal quarter and provide that our chief executive officer may allocate such stock options at his discretion.

        Stock options generally vest and become exercisable one-third annually after the original grant date. In certain instances, however, stock options may vest on an accelerated basis, such as in the event an executive's employment is terminated by us without cause or by the executive with good reason, in the event that the executive terminates his employment within a certain period following a transaction that effects a change in the control of our Company, or in the event of the executive's death or disability while employed by us. Under these circumstances all stock options held by the executive may automatically vest and become exercisable in accordance with the terms outlined in his or her stock option award agreement or employment agreement, if applicable. The employment agreements that we have entered into with the named executive officers provide for all stock options held by each executive to automatically vest and become exercisable in the event his employment is terminated by us without cause, by the executive for good reason or with or without good reason within a two-year period following a change of control of our Company.

        There is a limited term in which an executive can exercise stock options, known as the "option term." The option term is generally ten years from the date of grant, which is the maximum term of an option permitted under the Plan. At the end of the option term, the right to purchase shares pursuant to any unexercised option expires.

        The exercise prices of the stock options granted to the named executive officers during fiscal year 2013 are shown in the table below entitled "Grants of Plan-Based Awards in 2013". Additional information on these grants, including the number of shares subject to each grant, also is shown in the table below entitled "Grants of Plan-Based Awards in 2013." The number of shares underlying stock option awards made to the named executive officers for 2013 were determined based upon the value of equity incentive compensation paid by our 2013 compensation peer group targeting the 75th percentile for comparable positions, one-half of which, by dollar value, was awarded in the form of stock options having an exercise price equal to the closing price per share of our common stock on the grant date. The other half, by dollar value, was awarded in the form of restricted stock.

  Restricted Stock Awards

        During 2013, we granted restricted stock awards to various officers (including our named executive officers) and key employees under the Plan. Restricted stock awards are shares of our common stock that are awarded with the restriction that the executive remain with us through certain vesting dates. Prior to the restrictions thereon lapsing, the participant may not sell, transfer, pledge, assign or take any similar action with respect to the shares of restricted stock which the participant owns. Despite the restrictions, each participant will have full voting rights and will receive any dividends or other distributions, if any, with respect to the shares of restricted stock which the participant owns. Once the restrictions lapse with respect to shares of restricted stock, the participant owning such shares will hold freely-transferable shares, subject only to any restrictions on transfer contained in our certificate of incorporation, bylaws and insider trading policies, as well as any applicable federal or state securities laws.

        The Compensation Committee generally does take prior grants into account in the design of future programs and awards. Restricted stock awards to senior management are generally considered annually, in February, after our year-end results become available, and at the same time as grants to eligible employees are considered.

        Restricted stock awards provide the opportunity for capital accumulation and more predictable long-term incentive value. The purpose of granting restricted stock awards is to encourage ownership and retention of our senior management and result in business decisions that may drive stock price appreciation. Recognizing that our business is subject to significant fluctuations in commodity prices that may cause the market value of our common stock to fluctuate, we also intended the awards to provide an incentive for senior management to remain with us throughout commodity price and business cycles.

        Restricted stock awards generally vest one-third annually after the original award date. As a consequence, the recipients do not become unconditionally entitled to retain any of the shares of restricted stock until one year following the date of grant, subject to certain exceptions related to termination of employment. Any unvested restricted stock awards generally are forfeited if the executive terminates employment with us. In certain instances, however, restricted stock awards may vest on an accelerated basis, such as in the event of the executive's employment is terminated by us without cause or by the executive with good reason, in the event that the executive terminates his employment within a certain period following a transaction that effects a change in the control of our Company, or in the event of the executive's death or disability while employed by us. Under these circumstances all restricted stock awards held by the executive may automatically vest in accordance with the terms outlined in the restricted stock award agreement or the employment agreement, if applicable. The employment agreements that we have entered into with the named executive officers provide for all restricted stock awards held by an executive to automatically vest in the event his employment is terminated by us without cause or by the executive with or without good reason within a two-year period following a change of control of our Company.

        The restricted stock grants to the named executive officers during fiscal year 2013 are shown below in the table entitled "Grants of Plan-Based Awards in 2013." The number of shares underlying stock option awards made to the named executive officers for 2013 were determined based upon the value of equity incentive compensation paid by our 2013 compensation peer group targeting the 75th percentile for comparable positions, one-half of which, by dollar value, was awarded in the form of restricted stock. The other half, by dollar value, was awarded in the form of stock options having an exercise price equal to the closing price per share of our common stock on the grant date.

  Performance Units

        In 2014, in lieu of stock options, we issued performance units to senior management, including the named executive officers, under the Plan. In deciding to utilize performance units, we considered, with the input and advice of our independent compensation consultant, the compensation practices of our 2014 compensation peer group and other industry participants that utilize performance units, taking into account our overall objective to provide incentives to senior management that are aligned with our stockholders and our business strategy while providing competitive compensation opportunities to senior management. Performance units are designed to provide senior management, including the named executive officers, with incentive opportunities based on the level of achievement of pre-established performance objectives during a specified, typically long-term, performance period. The purpose of the awards is to reinforce our objectives for sustained long-term performance and value creation, to balance short- and long-term decision making and help provide competitive total compensation opportunities.

        For 2014, we concluded that under the circumstances performance units offered greater flexibility for us to achieve our goals while utilizing fewer shares than had we utilized stock options for these purposes. Performance units may be structured utilizing a wide array of one or more performance measures. For instance, the Plan permits performance units to utilize one or more of the following:

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  Reserve additions/replacements

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  Finding and development costs

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  Production volume

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  Production costs

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  Earnings (Net income, Earnings before interest, taxes, depreciation and amortization ("EBITDA"), Earnings per share)

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  Cash flow

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  Operating income

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  General and administrative expenses

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  Debt to equity ratio

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  Debt to cash flow

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  Debt to EBITDA

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  EBITDA to Interest

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  Return on assets

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  Return on equity

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  Return on invested capital

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  Profit returns/margins

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  Midstream margins

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  Stock price appreciation

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  Total stockholder return

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  Relative stock price performance

        In particular, for 2014 we elected to utilize a single performance measure tied to long-term appreciation in the market price of our common stock so as to maximize the incentives for senior management to focus on this measure of performance. To reinforce these incentives, we also utilized a greater percentage of performance units, by value, relative to restricted stock than the economic split between stock options and restricted stock utilized in the past. In 2014, 75% of long-term equity incentives, by dollar value, for the members of senior management that received performance units consisted of performance units, and 25% consisted of restricted stock, except that all of the long-term equity incentives awarded to our Chief Executive Officer for 2014 are performance units.

        The performance units issued in 2014 provide that the number of shares the executive receives upon vesting will vary if the market price of our common stock exceeds certain pre-established thresholds as measured by the average of the adjusted closing price of a share of our common stock during the sixty trading days preceding the third anniversary of issuance, or the measurement date. The performance awards utilize $4.00 as the floor price, below which the performance units will not vest and will expire. If the average market price at the measurement date is equal to $4.00, the performance units will vest and represent the right to receive 50% of the number of shares of common stock underlying the performance units. At $7.00, the performance units will vest and represent the right to receive the full number of shares of common stock underlying the performance units; and at $10.00, the performance units will vest and represent the right to receive 200% of the number of shares of common stock underlying the performance units. All stock price targets are subject to customary adjustments based upon changes in our capital structure. In the event the average market price falls between targeted price thresholds, the performance units will vest and represent the right to receive a proportionate number of shares, e.g., 75% of the number of shares of common stock underlying the performance units if the average market price at such time is $5.50, 150% of the number of shares of common stock underlying the performance units if the average market price at such time is $8.50, and so forth.

        The Plan allows performance units to be settled in cash, stock, or a combination of cash and stock; however, we expect the performance units we issued in 2014 to be settled in shares of our common stock. Performance units are subject to forfeiture under certain circumstances and vesting may also be accelerated under similar circumstances as awards of restricted stock or stock options.

        Information regarding long-term equity incentives granted to the named executive officers subsequent to fiscal 2013, including performance units, is set forth below under the heading "—Long-Term Incentive Awards Subsequent to Fiscal Year End."

  Retirement Benefits

        We do not maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits to our senior management, including the named executive officers, are currently provided principally through a tax-qualified profit sharing and 401(k) plan (our "Savings Plan"), in which eligible salaried employees may participate. Pursuant to the Savings Plan, employees may elect to reduce their current annual compensation up to the lesser of 75% or the statutorily prescribed limit of $17,500 in calendar year 2013 (plus up to an additional $5,500 in the form of "catch-up" contributions for participants age 50 and above), and have the amount of any reduction contributed to the Savings Plan. Our Savings Plan is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"), so that contributions by us or our employees to the Savings Plan and income earned on contributions are not taxable to employees until withdrawn from the Savings Plan and so that contributions will be deductible by us when made. We match 100% of the amount an employee contributes to the Savings Plan, subject to a 10% maximum based on the employee's compensation as defined in the Savings Plan. Members of senior management participate in the Savings Plan on the same basis as other eligible employees.

        The Savings Plan provides for various investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The independent trustee of the Savings Plan then invests the assets of the Savings Plan as directed by participants. The Savings Plan does not provide our employees the option to invest directly in our securities. The Savings Plan offers in-service withdrawals in the form of after-tax account distributions and age 59.5 distributions.

        We believe that the Savings Plan supports the objectives of our compensation structure, including the ability to recruit and retain senior and experienced mid- to late-career executive talent for critical positions within our organization.

  Outstanding Equity Awards Under the Plan

        The following tables represent outstanding equity awards under the Plan as of December 31, 2013. We do not issue awards under any other plan.

	Number of Securities to be Issued Upon Exercise of Outstanding Options (#)	Weighted- Average Exercise Price of Outstanding Options	Average Remaining Contractual Life (Years)
Stock Options	10,416,245	$7.15	9

Number of Securities to be Issued Upon Vesting (#)
Restricted Stock	2,643,394

        As of December 31, 2013 a total of 25,733,972 shares were available for future grants under the Plan.

  Employment Contracts, Termination of Employment and Change-in-Control Arrangements

        During 2012, we entered into employment agreements with each member of our senior management, including Messrs. Wilson, Herod, Mize, Cusack and Elkouri. Strong competition for management talent and uncertainty associated with our business plan and our stated willingness to embrace consolidation trends in our industry led us to conclude that it was appropriate and in our best interests to enter into employment agreements with each of such named executive officers.

  Term of Employment Agreements

        The initial term of employment of Mr. Wilson was for a term of two years from June 1, 2012, the effective date of his employment agreement, which the Company has elected to renew for an additional two years. The initial term of employment of each of our other named executive officers is until December 31, 2013. Each agreement with an executive, other than Mr. Wilson, provides for automatic one-year extensions unless either party provides written notice thirty days prior to expiration of the initial term or any extension. Our failure to renew an executive's employment agreement will be considered a termination without cause under each employment agreement.

  Compensation and Benefits

        The salary payable to each of the named executive officers during 2013 is the amount set forth under the heading "—2013 Compensation Program—Base Salary" in the table above. The salary of each named executive officer is subject to periodic review and may be increased from time to time by the Compensation Committee. Each named executive officer is eligible to receive bonuses, grants of stock options, restricted stock or other equity awards as determined in the discretion of the Compensation Committee. Each of the named executive officers is also entitled to reimbursement for reasonable business expenses and to participate in our life, health, and dental insurance programs, and all other employee benefit plans which we may, from time to time, make available. We do not provide tax gross-ups for compensation or benefits.

        Our Chief Executive Officer is entitled under his employment agreement to receive a vehicle allowance and reimbursement for reasonable fees and membership dues for one Houston area country club. Our Chief Financial Officer is entitled under his employment agreement to be reimbursed for reasonable fees and membership dues for one Houston area country club.

        Our use of expense reimbursement and perquisites as an element of compensation is limited. We do not view these items as a significant element of our compensation structure but do believe that they can be used in conjunction with base salary to recruit, motivate and retain executive talent in a competitive environment. The Compensation Committee periodically reviews these items provided to determine if they are appropriate and if any adjustments are warranted.

  Termination Provisions and Severance Payments

        We may terminate each named executive officer's employment upon disability, and at any time for cause or without cause. Each named executive officer may terminate his employment at any time, and such termination will be deemed to be with "good reason" if it is based on a material reduction in his base salary; a material reduction in his authority, responsibilities or duties or those of the supervisor to whom the named executive officer reports; a material reduction in the budget over which the named executive officer retains authority; a permanent relocation of the named executive officer's principal place of employment to any location outside a fifty mile radius of the location from which named executive officer provides services to the Company; or any uncured material breaches of the employment agreement by us. If the employment of any of the named executive officers is terminated by death or disability, such named executive officer (or his personal representative in the event of death) is entitled to receive his accrued unpaid base compensation, plus an optional bonus to be determined by the Compensation Committee, and all stock options and other incentive awards held by the named executive officer will become fully vested and immediately exercisable, and all restrictions on any shares of restricted stock will be removed. If the employment of any of the named executive officers is terminated by us for cause, such named executive officer (or his or her personal representative in the event of death) is entitled to receive his accrued unpaid base compensation.

        If the employment of any named executive officer is terminated by us without cause or by such named executive officer with good reason, and such termination is not within two years after a change in control, such named executive officer will be entitled to the accrued portion of unpaid salary, payment of the greater of a prorated amount of the named executive officer's target bonus for the year in which the termination occurs or a bonus for such year as may be determined by our Compensation Committee in its sole discretion, a severance payment equal to one year's base salary plus the higher of the current year target bonus or the bonus paid for the preceding year, payment of the premiums for medical, vision and dental insurance for him and his dependents for up to one year following termination, and the full vesting of all his unvested options and all restrictions removed from his shares of restricted stock.

        If such named executive officer is terminated by us without cause or such named executive officer terminates his employment with the Company with or without good reason, and such termination is within two years after a change in control, such named executive officer will be entitled to receive the accrued portion of unpaid salary, payment of the greater of a prorated amount of the named executive officer's target bonus for the year in which the termination occurs or a bonus for such year as may be determined by our Compensation Committee in its sole discretion, a severance payment equal to a multiple (which varies by individual) of his base salary plus the higher of the current year target bonus or the bonus paid for the year prior to termination or the year in which the change of control occurred, payment of the premiums for medical, vision and dental insurance for him and his dependents for up to eighteen months following termination, and the full vesting of all his unvested options and all restrictions removed from his shares of restricted stock. The multiplier for Mr. Wilson is 3.0 and for Messrs. Herod, Mize, Cusack and Elkouri it is 2.5. In addition, if a bonus for the named executive officer for the year immediately preceding the termination has been determined but not paid as of the date of termination, the named executive officer will be paid the bonus so determined; and if such a bonus has not been determined, then the named executive officer will be paid a bonus equal to the greater of such named executive officer's target bonus for such year, or for the year in which the termination occurs or the change of control occurs, or the bonus paid to executive for the year immediately preceding the year in which the change of control occurs. If the employment of such named executive officer is terminated by such named executive officer without good reason and not within two years after a change in control, such named executive officer is entitled to receive his accrued unpaid base compensation.

        The employment agreements with the named executive officers generally define a change of control to mean any of the following events:

  •
  any person or group becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 35% of the total voting power of our outstanding voting stock;

  •
  our merger with or consolidation into another entity and, immediately after giving effect to the merger or consolidation, one or both of the following occurs: (a) less than 50% of the total voting power of the outstanding voting stock of the surviving or resulting entity is then "beneficially owned" in the aggregate by our stockholders immediately prior to such merger or consolidation, or (b) the individuals who were members of our board of directors immediately prior to the execution of the agreement providing for the merger or consolidation do not constitute at least a majority of the members of the board of directors of the surviving or resulting entity;

  •
  we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets to a third party in one transaction or a series of related transactions;

  •
  individuals who constitute our board of directors cease for any reason to constitute at least a majority of our board of directors unless such persons were elected, appointed or nominated by a vote of at least a majority of our incumbent directors; or

  •
  the complete liquidation or dissolution of our Company.

        In our view, having the change of control and severance protections helps to maintain the named executive officer's objectivity in decision-making and provides another vehicle to align the interests of our named executive officers with the interests of our stockholders.

        The following table sets forth the estimated amounts that would be payable to each of the named executive officers upon a termination under the scenarios outlined above, excluding termination for cause or on account of death or disability, assuming that such termination occurred on December 31, 2013 and using the closing price of our common stock at December 31, 2013 for purposes of the calculations as required by the SEC. The dollar amounts set forth under the column heading "Early Vesting of Restricted Stock/Options" correspond to the amounts that would be paid, in addition to accrued and unpaid salary through the date of death or disability, in the event of the death or disability at year-end of each of the executives. There can be no assurance that these scenarios would produce the same or similar results as those disclosed if a termination occurs in the future.

	Severance Payment(1)	Early Vesting of Restricted Stock/Options(2)	Other(3)	Total
Without Cause/For Good Reason
Floyd C. Wilson	$1,500,000	$1,150,214	$26,575	$2,676,789
Stephen W. Herod	$900,000	$608,012	$26,575	$1,534,587
Mark J. Mize	$800,000	$540,037	$26,575	$1,366,612
Charles E. Cusack III	$800,000	$290,758	$26,575	$1,117,333
David S. Elkouri	$750,000	$329,358	$26,575	$1,105,933
Following Change of Control
Floyd C. Wilson	$4,500,000	$1,150,214	$39,862	$5,690,076
Stephen W. Herod	$2,250,000	$608,012	$39,862	$2,897,874
Mark J. Mize	$2,000,000	$540,037	$39,862	$2,579,899
Charles E. Cusack III	$2,000,000	$290,758	$39,862	$2,330,620
David S. Elkouri	$1,875,000	$329,358	$39,862	$2,244,220

(1)
Represents total annual compensation (2013 salary plus target bonus calculated in accordance with the terms of the employment agreement) multiplied, in the event of a change of control, by the applicable multiplier contained in each officer's employment agreement.

(2)
As reflected above, the value of unvested restricted stock and stock options that would vest under each of these termination scenarios is based on our common stock price at December 31, 2013.

(3)
Represents an estimate of health insurance benefits to be provided to the named executive officer and each eligible dependent under each of the scenarios based on actual amounts paid out in 2013.

  Board Representation

        Mr. Wilson's employment agreement provides that he will be nominated as a member of our board of directors, and that we will use our best efforts to cause him to be elected, appointed, or re-elected or re-appointed, as a director.

  Indemnity Agreements

        We have entered into an indemnity agreement with each of our independent, non-management directors and Messrs. Wilson and Mize. These agreements provide for us to, among other things, indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers, to advance their expenses incurred as a result of a proceeding as to which they may be indemnified and to cover such person under any directors' and officers' liability insurance policy we choose, in our discretion, to maintain. These indemnity agreements are intended to provide indemnification rights to the fullest extent permitted under applicable indemnification rights statutes in the State of Delaware and are in addition to any other rights such person may have under our certificate of incorporation, bylaws and applicable law. We believe these indemnity agreements enhance our ability to recruit and retain knowledgeable and experienced executives and independent, non-management directors.

   Tax Deductibility

        Section 162(m) of the Code limits the deductibility of compensation in excess of $1 million paid to our chief executive officer and our three next most highly compensated executive officers (other than our principal financial officer) unless the compensation is performance-based as determined by applying certain specific and detailed criteria. We believe that it is often desirable and in our best interests to deduct compensation payable to our executive officers. However, we also believe that there are circumstances where our interests are best served by maintaining flexibility in the way compensation is provided, even if it might result in the non-deductibility of certain compensation under the Code. In this regard, we consider the anticipated tax treatment to our Company and our executive officers in the review and establishment of compensation programs and payments; however, we may pay compensation to our executives that may not be deductible, including discretionary bonuses or other types of compensation outside of our plans.

        Although equity awards may be deductible for tax purposes by us, the accounting rules pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Options (the successor to FASB Statement No. 123 (revised 2004) ("ASC Topic 718")) require that the portion of the tax benefit in excess of the financial compensation cost be recorded to paid-in-capital.

Summary Compensation Table

        The table below sets forth information regarding compensation for our named executive officers for 2013 and 2012 only, as none of the executives employed by us at year-end 2012 were employed by us in prior years:

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option/ SAR Awards(3)	All Other Compensation(4)	Total
Floyd C. Wilson	2013	$750,000	—	$1,950,015	$1,559,181	$30,042	$4,289,238
Chairman of the Board and Chief	2012	$450,000	$1,200,000	$354,550	$1,237,100	$24,651	$3,266,301
Executive Officer
Stephen W. Herod	2013	$450,000	—	$1,000,035	$799,448	$24,593	$2,274,076
President	2012	$250,000	$800,000	$253,250	$1,053,938	$560	$2,357,748
Mark J. Mize	2013	$400,000	—	$875,004	$699,692	$29,254	$2,003,950
Executive Vice President, Chief Financial	2012	$262,500	$700,000	$253,250	$989,680	$24,497	$2,229,927
Officer and Treasurer
Charles E. Cusack III	2013	$400,000	—	$487,486	$389,678	$24,593	$1,301,757
Executive Vice President, Chief Operating
Officer
David S. Elkouri	2013	$375,000	—	$487,486	$389,678	$24,593	$1,276,757
Executive Vice President, Corporate Strategy and Chief Legal Officer	2012	$192,084	$487,500	$253,250	$870,775	$560	$1,804,169

(1)
Represents actual base salary paid in the year.

(2)
Comprised of annual cash incentive bonus paid subsequent to year end for prior year performance.

(3)
Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in "Note 11—Preferred Stock and Stockholders' Equity" to the audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2013. See the "Grants of Plan-Based Awards in 2013 Table" for information on awards made in 2013. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.

(4)
For 2013, the amounts reported for "All Other Compensation" consist of amounts provided to the named executive officers as outlined in the table below, with respect to (a) the matching contribution that we make on account of employee contributions under our 401(k) Savings Plan, (b) country club memberships paid by the Company for Messrs. Wilson and Mize, and (c) auto maintenance costs paid by the Company for Mr. Wilson, and (d) premiums paid by the Company for executive long-term disability insurance.

Named Executive Officer	All Other Compensation ($)
	(a)	(b)	(c)	(d)
Floyd C. Wilson	23,000	2,836	2,613	1,593
Stephen W. Herod	23,000	—	—	1,593
Mark J. Mize	16,820	10,841	—	1,593
Charles E. Cusack III	23,000	—	—	1,593
David S. Elkouri	23,000	—	—	1,593

Grants of Plan-Based Awards in 2013

        The table below sets forth information regarding grants of plan-based awards made to our named executive officers during 2013.

		Estimated Future Payouts Under Equity Incentive Plan Awards				Exercise or Base Price of Option Awards ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold (#)(1)	Target (#)	Maximum (#)(1)	Type of Award (#)(2)
Floyd C. Wilson	2/28/2013	—	667,400	—	Options	$7.10	$1,559,181
	2/28/2013	—	274,650	—	Restricted Stock		$1,950,015
Stephen W. Herod	2/28/2013	—	342,200	—	Options	$7.10	$799,448
	2/28/2013	—	140,850	—	Restricted Stock		$1,000,035
Mark J. Mize	2/28/2013	—	299,500	—	Options	$7.10	$699,692
	2/28/2013	—	123,240	—	Restricted Stock		$875,004
Charles E. Cusack III	2/28/2013	—	166,800	—	Options	$7.10	$389,678
	2/28/2013	—	68,660	—	Restricted Stock		$487,486
David S. Elkouri	2/28/2013	—	166,800	—	Options	$7.10	$389,678
	2/28/2013	—	68,660	—	Restricted Stock		$487,486

(1)
Awards granted under the Plan provide only for a single estimated payout. Under the Plan there are no minimum amounts payable for a certain level of performance and there are no maximum payouts possible above the target. Thus, there are no thresholds or maximums (or equivalent items) applicable to these awards.

(2)
Represents shares of restricted stock or stock options issued under the Plan. The shares of restricted stock and stock options vest in three equal installments on each anniversary of the date of grant, beginning on the first anniversary of the date of grant, in each case, provided that the recipient has been continuously employed at such date.

(3)
The exercise price of each award is equal to the closing market price of our common stock on the date of grant.

(4)
Represents the full grant date fair value determined in accordance with ASC Topic 718. Please see the discussion of the assumptions made in the valuation of these awards in "Note 11—Preferred Stock and Stockholders' Equity" to the audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2013. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.

Outstanding Equity Awards at December 31, 2013

        The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2013.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1)(2) (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Floyd C. Wilson	41,667	83,333	—	$10.13	06/07/2022	23,333	$90,065	—	$—
	83,334	166,666		$5.48	11/08/2022
		667,400		$7.10	2/28/2023	274,650	$1,060,149
Stephen W. Herod	33,334	66,666	—	$10.13	06/07/2022	16,666	$64,331	—	$—
	75,000	150,000		$5.48	11/08/2022
		342,200		$7.10	2/28/2023	140,850	$543,681
Mark J. Mize	33,334	66,666	—	$10.13	06/07/2022	16,666	$64,331	—	$—
	66,667	133,333		$5.48	11/08/2022
		299,500		$7.10	2/28/2023	123,240	$475,706
Charles E. Cusack III	11,667	23,333	—	$5.48	11/08/2022	6,666	$25,731	—	$—
		166,800		$7.10	2/28/2023	68,660	$265,028
David S. Elkouri	25,000	50,000	—	$10.13	06/07/2022	16,666	$64,331	—	$—
	66,667	133,333		$5.48	11/08/2022
		166,800		$7.10	2/28/2023	68,660	$265,028

(1)
Represents unvested stock options.

(2)
Awards held by executives vest in three equal installments on each anniversary of the date of grant, beginning on the first anniversary of the date of grant, provided that the recipient has been continuously employed at such date.

(3)
Calculated based upon the closing market price of our common stock as of December 31, 2013, the last trading day of our 2013 fiscal year ($3.86) multiplied by the number of unvested awards at year end.

Long-Term Incentive Awards Subsequent to Fiscal Year End

        Subsequent to December 31, 2013, as part of the analysis of executive compensation that is undertaken annually by our Compensation Committee, we granted awards to each named executive officer of long-term equity incentives under the Plan. These incentives were in the form of grants of restricted stock and performance units. The restricted stock grants vest in three equal annual increments beginning on the first anniversary of the grant date. The performance units will vest at varying amounts if the average market price of our common stock exceeds certain pre-established thresholds for sixty trading days preceding the third anniversary of issuance, as discussed in greater detail above under the heading "2012 Long-Term Incentive Plan—Performance Units".

Name	Salary Increase	2014 Base Salary	Performance Share Award(#)	Restricted Stock Award (#)
Floyd C. Wilson	—	$750,000	668,203	—
Stephen W. Herod	—	$450,000	265,120	88,257
Mark J. Mize	—	$400,000	231,973	77,222
Charles E. Cusack III	—	$400,000	180,368	60,123
David S. Elkouri	—	$375,000	129,238	43,023

Option Exercises and Stock Vested

        The following table summarizes option exercises and the vesting of restricted stock for our named executive officers in 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)
Floyd C. Wilson	—	—	11,667	$62,185
Stephen W. Herod	—	—	8,334	$44,420
Mark J. Mize	—	—	8,334	$44,420
Charles E. Cusack III	—	—	3,334	$15,670
David S. Elkouri	—	—	8,334	$44,420

(1)
The value realized upon the exercise of the option award is determined by multiplying the number of shares acquired on exercise by the difference between the market price of the stock at exercise and the exercise price of the option.

(2)
The value realized equals the fair market value of our common stock on the date of vesting, multiplied by the number of shares vested.

Equity Compensation Plan Information

        The following table sets forth certain information as of December 31, 2013 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights(a) (#)		Weighted- Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (#)
Equity compensation plans approved by security holders(1)	13,059,639	(2)	$7.15	25,733,972
Equity compensation plans not approved by security holders	—		—	—

Total	13,059,639	(2)	$7.15	25,733,972

(1)
Represents information for the 2012 Long-Term Incentive Plan.

(2)
Includes 2,643,394 shares of unvested restricted stock.

Stock Ownership Policy

        Our board of directors has adopted a Stock Ownership Guidelines Policy (the "Policy") applicable to our board of directors, chief executive officer, president and each executive vice president to ensure that they maintain a meaningful economic stake in the Company. The Policy is designed to maintain stock ownership of our directors and the specified officers at a significant level so as to further align their interests with the interests of our stockholders in value creation. Subject to the exceptions noted below, our directors are required to hold a number of shares of our common stock valued at three times (3x) the annual cash retainer paid to them by the Company, our chief executive officer is required to hold a number of shares of our common stock valued at six times (6x) the base salary paid to him by the Company and the other specified officers are required to hold a number of shares of our common stock valued at three times (3x) the base salaries paid to them by the Company. Shares are valued at the average closing prices for our common stock for the previous year. Unexercised stock options and unvested restricted stock are not counted towards meeting these requirements.

        Under the Policy, our directors and officers have three years to comply with the ownership requirement starting from the date the person first became a member of the board of directors or officer, subject to the Policy, as applicable. Until the applicable stock ownership level is attained, persons subject to the Policy are required to retain 50% of shares of common stock received as a result of the exercise of stock options or vesting of shares of restricted stock, in each case net of shares sold to pay applicable withholding taxes and, in the case of an option, the exercise price. Directors that are employed by entities that prohibit them from owning shares of Company stock individually are exempt from compliance with the Policy. Other deviations or waivers from the Policy must be approved by the board of directors upon a recommendation from our Nominating and Corporate Governance Committee. All of our directors and officers subject to the Policy are currently in compliance with the Policy.

 DIRECTOR COMPENSATION

2013 Director Compensation

        The table below sets forth certain information concerning the compensation earned in 2013 by our non-employee directors for service on our board of directors during 2013.

Name	Fees Earned or Paid in Cash	Stock Awards(1)(2)	Option Awards	All Other Compensation	Total(3)
Tucker S. Bridwell	$70,000	$160,080	$—	$—	$230,080
James W. Christmas	$80,000	$160,080	$—	$—	$240,080
Thomas R. Fuller	$77,500	$160,080	$—	$—	$237,580
Kevin E. Godwin	$65,625	$160,080	$—	$—	$225,705
David S. Hunt	$63,750	$160,080	$—	$—	$223,830
James L. Irish III	$135,000	$160,080	$—	$—	$295,080
David B. Miller	$60,000	$160,080	$—	$—	$220,080
Daniel A. Rioux	$70,000	$160,080	$—	$—	$230,080
Stephen P. Smiley	$82,500	$160,080	$—	$—	$242,580
Michael A. Vlasic	$63,750	$160,080	$—	$—	$223,830
Mark A. Welsh IV	$70,000	$160,080	$—	$—	$230,080

(1)
Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with ASC Topic 718. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Please see the discussion of the assumptions made in the valuation of these awards in "Note 11—Preferred Stock and Stockholders' Equity" to the audited consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2013. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by our directors.

(2)
Prior to each calendar quarter, in lieu of cash fees for the quarter, directors may elect to receive shares of common stock having a value equal to the amount of such fees, calculated on the basis of the closing price of shares of our common stock on the NYSE on the last day of such quarter.

(3)
Represents the numerical sum of the dollar amounts reflected in each other column for each director.

        The number of restricted stock awards subject to vesting, excluding shares received in lieu of fees, made to each of our directors for service as a director during 2013 was 29,000.

Discussion of Director Compensation Table

        Employee directors receive no additional compensation for service on our board of directors or any committee of the board of directors. All directors receive actual expense reimbursements associated with attending board and committee meetings. For 2013, our non-employee directors each received $60,000 in cash per year (payable on a quarterly basis in the amount of $15,000). Our director compensation program consists of two principal elements: (1) annual retainer and committee fees and (2) equity consisting of restricted stock awards. Our Compensation Committee reviews our director compensation program at least annually, and more frequently if circumstances warrant it, using the advice and information provided by our independent compensation consultant. Our lead independent director received an additional $50,000 per year (payable on a quarterly basis in the amount of $12,500). Additional annual compensation for each committee chairperson and committee member for all of the committees of our board of directors is set forth below:

Board Committee	Committee Chairperson Additional Compensation	Committee Member (excluding Chairperson) Additional Compensation
Audit	$25,000	$7,500
Compensation	$15,000	$5,000
Nominating and Corporate Governance	$12,500	$5,000
Reserves	$12,500	$5,000

        Fees are paid in four equal quarterly installments and board members may elect to take all or a portion of the cash compensation we pay to them in shares of our common stock, with the number of shares determined by dividing such fees by the trading price per share of our common stock on the last day of each calendar quarter. Any such election must be made prior to the beginning of the quarter for which the compensation is to be paid and is irrevocable for that quarter.

  First Amended and Restated 2012 Long-Term Incentive Plan

        Non-employee directors are eligible to participate in the Plan discussed above under the heading "2013 Compensation Program—Long-term Incentives—2012 Long-Term Incentive Plan." At the time an individual initially becomes a non-employee director, we grant such director the number shares of our restricted common stock the value of which equals $50,000. In addition, effective on the date of the Company's annual meeting of stockholders, we grant to each director the number shares of our restricted common stock the value of which equals $160,000. For the purposes of determining the value of the shares of restricted stock to be issued, the closing price of the Company's common stock as reported on the date of grant is used, and in calculating the number of shares of restricted stock to be issued, the number of shares is rounded up to the nearest 100 shares. Grants of restricted stock to non-employee directors vest on the six month anniversary of the date of grant (subject to acceleration in the event of a change of control) provided that the director serves continuously on our board of directors through the vesting date. At December 31, 2013, 510,900 non-employee director grants had been fully vested and no shares were not yet vested.

 COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Messrs. Bridwell, Rioux and Smiley served on the Compensation Committee of our board of directors from January 1, 2013 through the end of 2013. Mr. Vlasic was appointed to serve on the Compensation Committee effective April 1, 2013. No member of the Compensation Committee during 2013 served as one of our officers or employees or of any of our subsidiaries during that year. In addition, during 2013, none of our executive officers served as a director or as a member of the compensation committee of a company which employs any of our directors.

 COMPENSATION COMMITTEE REPORT

        We have reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management as required by Item 402(b) of Regulation S-K. Based on our review and discussion with management, we have recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

MEMBERS OF THE COMMITTEE:
Stephen P. Smiley (Chairman) Tucker S. Bridwell Daniel A. Rioux Michael A. Vlasic

(The foregoing Compensation Committee Report does not constitute soliciting material and should not be deemed to be filed or incorporated by reference into any other filing of Halcón under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Halcón specifically incorporates the Report by reference therein.)

 ACCOUNTANTS AND AUDIT COMMITTEE

Audit Committee Report

Dear Stockholder:

        The Audit Committee has reviewed and discussed with management of Halcón and Deloitte & Touche LLP ("Deloitte"), the firm serving as the independent registered public accountant of Halcón, the audited financial statements of Halcón as of, and for the fiscal year ended, December 31, 2013 (the "Audited Financial Statements"). In addition, we have discussed with Deloitte the matters required to be discussed by the statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        The Audit Committee also has received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and the Committee has discussed with that firm its independence from Halcón. Upon such review, the Audit Committee has concluded that the independent registered public accountant is independent from Halcón and its management. We have also discussed with management of Halcón and Deloitte such other matters and received such assurances from them as we deemed appropriate.

        Management is responsible for Halcón's internal controls and the financial reporting process. Deloitte is responsible for performing an independent audit of Halcón's financial statements and of its internal control over financial reporting in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

        Based on the foregoing monitoring and oversight process, discussions with management and a review of the report of Deloitte with respect to the Audited Financial Statements, and relying thereon, the Committee has recommended to the board the inclusion of the Audited Financial Statements in Halcón's Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the SEC.

        The Audit Committee has considered the requirements of the Sarbanes-Oxley Act of 2002 with respect to the responsibilities of audit committees of public companies. The Audit Committee and the board of Halcón are committed to compliance with all provisions of that statute and related regulations. Actions will be taken by the Audit Committee and the board as statutory and regulatory provisions become effective for Halcón and for audit committees and independent registered public accountants generally.

MEMBERS OF THE COMMITTEE:
James L. Irish III (Chairman) James W. Christmas Kevin E. Godwin Stephen P. Smiley

        (The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Halcón under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Halcón specifically incorporates the Report by reference therein.)

Independent Registered Public Accounting Firm

        Deloitte is the independent registered public accounting firm selected by our Audit Committee as the independent registered public accountant for the fiscal years ended December 31, 2013 and 2012. UHY LLP ("UHY") was the independent registered public accounting firm for the fiscal year ended December 31, 2011 and the interim period through April 3, 2012. On April 3, 2012, we dismissed UHY and engaged Deloitte to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2012.

        The decision to dismiss UHY was approved by our Audit Committee. UHY's reports on the Company's consolidated financial statements for each of the years ended December 31, 2011 and December 31, 2010 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        During the years ended December 31, 2011 and December 31, 2010 and for the subsequent interim period through April 3, 2012, there were no disagreements between the Company and UHY on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to UHY's satisfaction, would have caused UHY to make a reference to the subject matter of the disagreement in connection with its report for such years and subsequent interim periods; and there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K for such years and for the subsequent interim period through the date of this report.

        A copy of UHY's letter, dated April 4, 2012, stating its agreement with the above statements, is attached as Exhibit 16.1 on our Form 8-K filed with the SEC on April 4, 2012.

        During the years ended December 31, 2013 and December 31, 2012, neither the Company nor anyone acting on its behalf consulted Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as defined in Items 304(a)(1)(iv) and (v) of Regulation S-K.

Attendance at the Annual Meeting by Deloitte Representative

        A representative of Deloitte is expected to be present at the annual meeting of the stockholders. Deloitte will have the opportunity to make a statement if it desires to do so, and the Deloitte representative is expected to be available to respond to appropriate questions.

Fees

        The following table presents fees billed for professional audit services rendered by Deloitte, our principal accounting firm for the years ended December 31, 2013 and 2012. The table also presents fees for other services rendered by Deloitte during those periods. Except as set forth below, we paid all such fees.

	2013	2012
Audit Fees	$2,880,275	$2,388,350
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	454,985

Total	$2,880,275	$2,843,335

        As used above, the following terms have the meanings set forth below:

        Audit Fees.    The fees for professional services rendered by Deloitte for the audit of our annual financial statements, for the review of the financial statements included in our quarterly reports on Form 10-Q and for services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements and private placements, including but not limited to registration statements on Forms S-3, S-4 and S-8, for the years ended December 31, 2013 and December 31, 2012.

        Audit-Related Fees.    The fees for assurance and related services by Deloitte that are reasonably related to the performance of the audit or review of our financial statements and are not otherwise reported under "Audit Fees."

        Tax Fees.    The fees for professional services rendered by Deloitte for tax compliance, tax advice, and tax planning.

        All Other Fees.    The fees for products and services provided by Deloitte, other than for the services reported under the headings "Audit Fees," "Audit- Related Fees" and "Tax Fees," for the period in question.

Audit Committee Pre-Approval Policy

        All audit fees, audit-related fees and tax fees as described above for the years ended December 31, 2013 and 2012 were pre-approved by our Audit Committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of their respective independence in the conduct of their auditing functions. Our Audit Committee's pre-approval policy provides that pre-approval of all such services must be approved separately by the Audit Committee. The Audit Committee has not delegated any such pre-approval authority to anyone outside the Audit Committee. Each member of the Audit Committee has the authority to pre-approve non-audit services up to $200,000 to be performed by our independent registered public accountant.

PROPOSALS FOR CONSIDERATION AT THE ANNUAL MEETING OF STOCKHOLDERS

PROPOSAL 1—ELECTION OF DIRECTORS

        Our bylaws specify that we shall not have less than one nor more than fifteen directors, and each director holds office until the annual stockholders' meeting at which such director's class is up for re-election and until the director's successor is duly elected and qualified, or until such director's earlier death, resignation or removal. As of the date of this proxy statement, our board of directors consists of twelve directors, eleven of whom have been determined to be independent directors as set forth in the corporate governance rules of the NYSE codified in Section 303A of the NYSE Listed Company Manual. Our certificate of incorporation provides that our board of directors is classified into three classes: Class A, Class B and Class C, each class being elected for a three-year term of office. As discussed more fully under "Our Board of Directors and Its Committees" in this proxy statement above, four of our current directors—Messrs. Christmas, Fuller, Miller and Vlasic—have been nominated for re-election at the 2014 annual meeting of our stockholders.

        If any nominee should for any reason become unable to serve prior to the date of the annual meeting, the shares represented by all valid proxies will be voted for the election of such other person as the board may designate as a replacement following recommendation by the Nominating and Corporate Governance Committee, or the board may reduce the number of directors to eliminate the vacancy.

        Additional information regarding Messrs. Christmas, Fuller, Miller and Vlasic, and all of our other directors, can be found under the "Our Board of Directors and Its Committees" section, the "Security

Ownership of Certain Beneficial Owners and Management" section, and the "Director Compensation" section of this proxy statement.

  Votes Required

        Directors are elected by a plurality vote of the shares present in person or represented by proxy at the annual meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. Any shares not voted (whether by withholding the vote, broker non-vote or otherwise) have no impact in the election of directors. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for Messrs. Christmas, Fuller, Miller and Vlasic. However, if you hold your shares in street name and do not instruct your broker how to vote in the election of directors, your shares will constitute a broker non-vote and will not be voted for any of the nominees. See the section of this proxy statement entitled "General Information—Voting and Revocation of Proxies."

        The board of directors unanimously proposes and recommends that you vote "FOR" each of the nominees for the re-election to the board of directors.

PROPOSAL 2—APPROVAL OF AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF AUTHORIZED COMMON STOCK

General

        On February 26, 2014, our board of directors adopted a resolution which authorizes, subject to stockholder approval, an amendment to our Amended and Restated Certificate of Incorporation to increase our authorized common stock, $0.0001 par value per share, from 670,000,000 shares to 1,340,000,000, whereby Article Fourth of the Amended and Restated Certificate of Incorporation is amended and restated in its entirety to read as follows:

          "FOURTH:  The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 1,341,000,000, of which 1,340,000,000 shares shall be Common Stock of the par value $0.0001 per share and 1,000,000 shares shall be Preferred Stock of the par value of $0.0001 per share.

            A.    Preferred Stock.    The Board of Directors is expressly granted authority to issue shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the GCL. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

            B.    Common Stock.    Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote."

Background and Reasons for the Proposed Amendment

        Our board of directors believes it continues to be in our best interest to have sufficient additional authorized but unissued shares of common stock available in order to provide flexibility in considering and planning for future potential business needs. The purpose of this proposed increase in authorized share capital is to make available additional shares of common stock for issuance from time to time in the board of directors' discretion in connection with general corporate purposes, including but not limited to, public or private financings, potential strategic transactions, including mergers and acquisitions, strategic partnerships, joint ventures and other business combinations, as well as for other general corporate transactions. We regularly investigate additional sources of financing which the board of directors believes are in the Company's best interests and in the best interests of the stockholders of the Company. Our board of directors believes that these additional shares will provide us with the needed flexibility to issue shares in the future in a timely manner and under circumstances we consider favorable without incurring the risk, delay and potential expense incident to obtaining stockholder approval for a particular issuance.

        The adoption of the amendment to the Company's Amended and Restated Certificate of Incorporation to increase the Company's authorized share capital will not cause any changes in the Company's capital accounts. The Company has no current plans, commitments, arrangements, understandings or agreements regarding the issuance of the additional shares of common stock resulting from the proposed increase in the number of authorized shares of common stock. Current stockholders do not have preemptive rights under our Amended and Restated Certificate of Incorporation and will not have such rights with respect to the additional authorized shares of common stock.

        The terms of the additional shares of common stock will be identical to those of the currently outstanding shares of common stock. This amendment and the creation of additional shares of authorized common stock will not alter the current number of issued shares. The relative rights and limitations of the shares of common stock will remain unchanged under this amendment.

        The following table shows our common stock outstanding, issuable or reserved for issuance as of March 27, 2014.

Common Stock Outstanding, Issuable or Reserved
Shares of common stock outstanding	420,522,139
Shares of common stock reserved for issuance	176,533,533
Shares of common stock available for issuance under our 2012 Long-Term Incentive Plan	13,196,779
Total shares of common stock outstanding, issuable or reserved for issuance	610,252,451
Remaining authorized and unissued shares of common stock	59,747,549

Possible Effects of Amendment and Anti-Takeover Considerations

        If stockholders approve this proposed amendment to our Amended and Restated Certificate of Incorporation, the increase in authorized shares of common stock will not have any immediate effect on the rights of existing shareholders. However, as discussed above, the additional authorized shares would be available for issuance at the discretion of the board of directors and, in most cases, without further stockholder approval. It is not the present intention of the board of directors to seek stockholder approval prior to any issuance of shares of common stock that would become authorized by the amendment unless otherwise required by law, the policies of the NYSE or other regulation. Frequently, opportunities arise that require prompt action, and it is the belief of the board of directors that the delay necessitated for stockholder approval of a specific issuance could be to the detriment of the Company and its stockholders.

        The proposed increase in the authorized number of shares of common stock could have a number of effects on the Company's stockholders depending upon the exact nature and circumstances of any actual issuances of authorized but unissued shares. The adoption of the amendment would not have any immediate dilutive effect on the proportionate voting power or other rights of existing stockholders. Shares of common stock issued in the future, other than for a stock split, may decrease existing stockholders' percentage equity ownership and could have a financially dilutive effect on previously issued shares of common stock and have a negative effect on the market price of the common stock. The Company cannot provide assurances that any such transactions will be consummated on favorable terms or at all, that they will enhance stockholder value or that they will not adversely affect the Company's business or the trading price of our common stock.

        The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Company more difficult. For example, additional shares could be issued by the Company so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Company, even if the persons seeking to obtain control of the Company offer an above-market premium that is favored by a majority of the independent stockholders. Similarly, the issuance of additional shares to certain persons allied with the Company's management could have the effect of making it more difficult to remove the Company's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal. The Company does not have a poison pill and, additionally, the Company has no plans to alter its governance structure in a way that may have material anti-takeover consequences. The board of directors is not aware of any attempt, or contemplated attempt, to acquire control of the Company, and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.

Effective Date

        If the Company's stockholders approve the increase in the number of authorized shares of common stock to 1,340,000,000 shares, we will file a Certificate of Amendment with the Secretary of State of the State of Delaware as soon as practicable in order for this amendment to become effective, which we intend to do promptly after stockholder approval is obtained.

Potential Consequences if Proposal No. 2 is Not Approved

        If stockholder approval is not obtained for Proposal No. 2, our board of directors will have significantly more limited options to manage the Company's future capital needs, including issuing equity in future corporate transactions as well as significant limitations on issuance of equity compensation under our existing equity incentive plan, which the board of directors believes to be to the detriment of our stockholders' interests.

No Appraisal Rights

        Under the DGCL, the Company's stockholders are not entitled to appraisal rights with respect to the increase in authorized share capital.

Votes Required

        Pursuant to Section 242 of the DGCL, approval of Proposal No. 2 requires the affirmative vote of holders of a majority of all our outstanding common stock entitled to vote. Abstentions and broker non-votes are considered shares of stock present in person or represented by proxy at the Annual Meeting and entitled to vote and are counted in determining the number of votes necessary for a majority. An abstention will therefore have the practical effect of voting against Proposal No. 2 because it represents one less vote for approval.

        The board of directors unanimously proposes and recommends that you vote "FOR" this Proposal No. 2.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

        The audit committee has appointed Deloitte & Touche LLP as the independent registered public accounting firm to serve as our independent registered public accountant in respect of the fiscal year ending December 31, 2014. The Audit Committee recommends that our stockholders ratify this appointment.

        For the fiscal year ended December 31, 2011 and through a subsequent interim period through April 3, 2012, UHY LLP audited our annual consolidated financial statements and those of our subsidiaries, reviewed financial information in filings with the SEC and other regulatory agencies, audited our internal control over financial reporting for the fiscal year ended December 31, 2011, and provided various other services. On April 3, 2012, we dismissed UHY and engaged Deloitte to serve as our independent registered public accounting firm for the fiscal years ended December 31, 2012 and December 31, 2013.

        The decision to dismiss UHY was approved by our Audit Committee. UHY's reports on the Company's consolidated financial statements for each of the years ended December 31, 2011 and December 31, 2010 did not contain an adverse opinion or a disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

        The affirmative vote of the majority of the shares present in person or represented by proxy at the annual meeting and voting on the proposal shall constitute ratification of the selection of Deloitte as our independent registered public accountant in respect of the fiscal year ending December 31, 2014. If our stockholders do not ratify the appointment of Deloitte, the appointment of an independent registered public accounting firm to serve as the independent registered public accountant for the fiscal year ending December 31, 2014 will be reconsidered by the Audit Committee.

        Representatives of Deloitte are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions.

        During the years ended December 31, 2013 and December 31, 2012 and for the subsequent interim period through the date of this report, neither the Company nor anyone acting on its behalf consulted Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's consolidated financial statements, or any other matters or reportable events as defined in Items 304(a)(1)(iv) and (v) of Regulation S-K.

        The board of directors unanimously proposes and recommends that you vote "FOR" the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountant for the fiscal year ending December 31, 2014.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR OUR 2015 ANNUAL MEETING OF STOCKHOLDERS

        Stockholder proposals intended to be presented under Rule 14a-8 under the 1934 Act for inclusion in our proxy statement and accompanying proxy for our 2015 annual meeting of stockholders, including nomination of an individual for election as a director at the 2015 annual meeting of stockholders, must be received at our principal executive offices in Houston, Texas, on or before December 11, 2014, and must meet all the requirements of Rule 14a-8. If a stockholder intends to present a proposal at our 2014 annual meeting but has not sought the inclusion of such proposal in our proxy materials, the written proposal must be delivered to our Chief Legal Officer not less than sixty (60) nor more than ninety (90) days prior to the meeting date. For example, if our 2015 annual meeting of stockholders is held on May 15, 2015, then our Chief Legal Officer must receive the proposal after February 14, 2015 but before March 16, 2015. If we mail or otherwise provide notice, or public disclosure, of the date of our annual meeting on a date that is less that seventy (70) days prior to the date of the annual meeting, the stockholder's notice that he or she proposes to bring business before the annual meeting must be received by us no later than the tenth business day following the day on which our notice of the annual meeting was mailed, or public disclosure was made, whichever event first occurs. For a description of some of the requirements for suggesting an individual for consideration by the Nominating and Corporate Governance Committee for election as a director, see "Our Board of Directors and Its Committees—Board of Directors; Corporate Governance Matters—Nomination Process."

        Proposals and other notices should be sent to:

    David S. Elkouri
    Executive Vice President, Corporate Strategy and
    Chief Legal Officer
    1000 Louisiana St., Suite 6700
    Houston, Texas 77002

        The use of certified mail, return receipt requested, is suggested.

OTHER MATTERS

        The board knows of no other proposals that may properly be presented for consideration at the annual meeting but, if other matters do properly come before the annual meeting, and provided you fill out the enclosed proxy card and return it, thereby consenting to be represented at the annual meeting by proxy, the persons named in the proxy will vote your shares according to their best judgment.

By Order of the Board of Directors
of Halcón Resources Corporation

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY Date Signature (Joint Owners) Date Signature [PLEASE SIGN WITHIN BOX] w SCAN TO VIEW MATERIALS & VOTE HALCÓN RESOURCES CORPORATION C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. M70938-P50384 THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. HALCÓN RESOURCES CORPORATION For All Withhold All For All Except The Board of Directors recommends you vote FOR the following: ! ! ! 1. Election of Directors Nominees: 01) James W. Christmas 02) Thomas R. Fuller 03) David B. Miller 04) Michael A. Vlasic The Board of Directors recommends you vote FOR the following proposals: Against For Abstain ! ! ! 2. To approve an amendment to article four of our amended and restated certificate of incorporation to increase our authorized common stock by 670,000,000 shares to a total of 1,340,000,000 shares. ! ! ! 3. To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent registered public accountant for the fiscal year ending December 31, 2014. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com. M70939-P50384 HALCÓN RESOURCES CORPORATION Annual Meeting of Shareholders May 22, 2014 10:00 AM This proxy is solicited by the Board of Directors The undersigned hereby appoints Floyd C. Wilson and Mark J. Mize, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of HALCÓN RESOURCES CORPORATION that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 10:00 AM, CDT on May 22, 2014, at Wells Fargo Plaza Auditorium, 1000 Louisiana St., Houston, TX 77002, and any adjournment or postponement thereof. A majority of the proxies or substitutes present at the meeting may exercise all power granted hereby. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side